     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 1997



                                                      REGISTRATION NO. 333-22609

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 1


                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                           LASER VISION CENTERS, INC.
                   (EXACT NAME OF REGISTRANT IN ITS CHARTER)

            DELAWARE                            7311                           43-1530063
   (STATE OF JURISDICTION OF             (PRIMARY STANDARD                  (I.R.S. EMPLOYER
        INCORPORATION OR             INDUSTRIAL CLASSIFICATION           IDENTIFICATION NUMBER)
         ORGANIZATION)                      CODE NUMBER)

                     540 MARYVILLE CENTRE DRIVE, SUITE 200
                           ST. LOUIS, MISSOURI 63141
                                 (314) 434-6900
   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND INTENDED
                         PRINCIPAL PLACE OF BUSINESS.)

                              ROBERT W. MAY, ESQ.
                     540 MARYVILLE CENTRE DRIVE, SUITE 200
                           ST. LOUIS, MISSOURI 63141
                                 (314) 434-6900
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                With copies to:
                           JAMES R. DANKENBRING, ESQ.
                       DANKENBRING, GREIMAN, OSTERHOLT &
                                 HOFFMANN, P.C.
                       7733 FORSYTH BOULEVARD, SUITE 810
                           ST. LOUIS, MISSOURI 63105
                                 (314) 863-7733

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     From time to time after this Registration Statement becomes effective, as determined by the Selling Shareholders.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     An index to the exhibits to this Registration Statement can be found at
page   .
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE  DOLLAR AMOUNT TO BE   OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
              REGISTERED                      REGISTERED            SHARE(1)               PRICE           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock...........................       15,963,579              5.875             15,963,579              4,837
==========================================================================================================================

(1) Estimated solely for the purpose of calculation of the registration fee pursuant to Rules 457(c) and 457(g) and based upon the average of the reported high and low sales prices of the common stock as quoted on NASDAQ National Market Issues on February 27, 1997.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

                        BETWEEN FORM S-1 AND PROSPECTUS

                   FORM S-1 ITEM                             CAPTION IN PROSPECTUS
                   -------------                             ---------------------
                                        Part I.
 1.  Front of Registration Statement and
       Outside Front Cover of Prospectus.......    Cover Page; Outside Front
 2.  Inside Front and Outside Back Cover Pages
       of Prospectus...........................    Inside Front and Outside Back Cover Pages
                                                   of Prospectus
 3.  Summary Information and Risk Factors......    Prospectus Summary, Risk Factors
 4.  Use of Proceeds...........................    Use of Proceeds
 5.  Determination of Offering Price...........    Outside Front Cover Page
 6.  Dilution..................................    Risk Factors
 7.  Selling Security Holders..................    Selling Shareholders
 8.  Plan of Distribution......................    Plan of Distribution
 9.  Description of Securities to be
       Registered..............................    Description of Securities to be Registered
10.  Interests of Named Experts and Counsel....    Not Applicable
11.  Description of Business...................    Business
12.  Description of Property...................    Description of Property
13.  Legal Proceedings.........................    Legal Proceedings
14.  Common Equity and Related Stockholder
       Matters.................................    Price Range of Common Stock and Dividend
                                                     Policy
15.  Financial Statement Schedules.............    Index to Consolidated Financial Statements
16.  Selected Financial Data...................    Selected Consolidated Financial Data
17.  Supplementary Financial Information.......    Selected Consolidated Financial Data
18.  Management's Discussion and Analysis......    Management's Discussion and Analysis
19.  Changes in and Disagreements with
       Accountants on Accounting and Financial
       Disclosure..............................    Not Applicable
20.  Directors, Executive Officers, Promoters
       and Control Persons.....................    Directors, Executive Officers, Promoters
                                                   and Control Persons
21.  Executive Compensation....................    Executive Compensation
22.  Security Ownership of Certain Beneficial
       Owners and Management...................    Ownership of Certain Beneficial Owners and
                                                     Management
23.  Certain Relationships and Related
       Transactions............................    Certain Relationships and Related
                                                   Transactions
24.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.............................    Disclosure of Commission Position on
                                                     Indemnification for Securities Act
                                                     Liabilities

                                                       INFORMATION NOT REQUIRED IN PROSPECTUS
25.  Other Expenses of Issuance and
       Distribution............................    Other Expenses of Issuance and
                                                   Distribution
26.  Indemnification of Directors and
       Officers................................    Indemnification of Directors and Officers
27.  Recent Sales of Unregistered Securities...    Recent Sales of Unregistered Securities
28.  Exhibits and Financial Statements.........    Exhibits; Consolidated Financial
                                                   Statements
29.  Undertakings..............................    Undertakings

                                2,717,209 SHARES

                           LASER VISION CENTERS, INC.

                                  COMMON STOCK

     The 2,717,209 shares of common stock, par value $0.01 per share (the "Common Stock"), registered hereby may be offered from time to time by shareholders of Laser Vision Centers, Inc. (the "Selling Stockholders") through ordinary brokerage transactions in the over-the counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Laser Vision Centers, Inc. (the "Company") will not realize any proceeds from the sale of the common stock by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution." The Common Stock of the Company is currently traded on the Nasdaq National Market under the symbol "LVCI." On February 27, 1997, the last reported sale price of the Common Stock by Nasdaq was $5.875 per share. See "Price Range of Common Stock and Dividend Policy."

     The Company is incorporated in Delaware. The Company's principal executive offices are located at 540 Maryville Centre Drive, Suite 200, St. Louis, Missouri 63141, and its telephone number is (314) 434-6900. The Company maintains an Internet home page at www.1aservision.com. All references to the Company refer to the Company and its subsidiaries unless the context otherwise indicates.

      FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 6 TO 11.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

NO OFFERS OR SALES OF THESE SECURITIES MAY BE MADE IN THE DISTRICT OF COLUMBIA,
                     GUAM, HAWAII, MISSISSIPPI OR NEW YORK.

                            ------------------------


                  The date of this Prospectus is March 7, 1997


                            ------------------------

     LASERVISION(R), LASERVISION CENTERS AND DESIGN(R), LASERVISION CENTERS(R) LASERVISION CENTER(R) and MobilExcimer(R) are registered service marks of the Company. This prospectus also includes trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Laser Vision Centers, Inc. is the world's largest provider of access to excimer lasers and related services for the treatment of refractive vision disorders and has 40 excimer lasers currently available for use in the United States, Canada and Europe. The Company is also the world's only operator of mobile excimer laser systems. The excimer laser can be used to treat refractive vision disorders such as nearsightedness and astigmatism to eliminate or reduce the need for corrective lenses. LaserVision Centers(R) operate on a shared-access model, giving individual or group ophthalmic practices use of excimer laser technology without investment risk or maintenance requirements, thereby allowing optimal use of the excimer laser equipment. In addition, the Company provides a broad range of professional services, including physician and staff training, technical support services and maintenance and, through its MarketVision and MedSource divisions, advertising and marketing programs and services.

     The Company has operated excimer laser centers in Canada and Europe since 1991 and 1993, respectively. Following the recent approval of the excimer laser technology by the United States Food and Drug Administration ("FDA") to treat certain refractive vision disorders, the Company began providing access to excimer lasers in fixed-site centers and to develop means for providing access to its excimer lasers at multiple locations. The Company currently owns 23 excimer lasers approved for use in the United States. The Company currently provides excimer lasers and related services to fixed-site centers in the United States, Canada, the United Kingdom, Finland, Greece, Sweden and Ireland and operates the MobilExcimer(R) in Canada and the United Kingdom. In the United States, fixed-site laser centers are operated in conjunction with Columbia Healthcare Corporation ("Columbia Healthcare"), formerly Columbia/HCA, or by the Company independently or through joint ventures.

     Photorefractive keratectomy ("PRK") involves the use of an excimer laser to reshape the cornea, thereby adjusting its refractive power, which in turn eliminates or reduces the need for corrective lenses. The excimer laser can also be used to treat a number of pathological superficial corneal disorders in a procedure called phototherapeutic keratectomy ("PTK"). Two manufacturers, VISX, Incorporated ("VISX") and Summit Technology, Inc. ("Summit"), recently received FDA approval for use of their excimer lasers to perform PRK procedures for low to moderate myopia and PTK procedures. In addition to such procedures, excimer lasers can also be used to perform a procedure known as laser in situ keratomileusis ("LASIK"), which may be more predictable in treating high myopia, but which has not been specifically approved in the United States by the FDA.

     An industry source estimates that 145 million people in the United States currently use eyeglasses and/or contact lenses to correct refractive vision disorders. Of these individuals, an estimated 66 million suffer from nearsightedness, with approximately 60% of nearsighted persons estimated to have vision disorders within the criteria currently approved by the FDA for treatment with excimer lasers. The Company estimates that approximately one-fourth of all sufferers of nearsightedness also experience astigmatism and an additional 23 million people in the United States suffer from astigmatism but do not experience nearsightedness. According to industry sources, consumers in the United States spent approximately $13 billion on eyeglasses, contact lenses and other corrective lenses in 1994. The Company believes that excimer laser surgery will make it possible for many of these people to eliminate or reduce their reliance on corrective lenses. In particular, the Company believes that many of the approximately 26 million contact lens users in the United States will be particularly receptive to laser surgery because they have already chosen to use an alternative to eyeglasses for vision correction.

     In addition to operating fixed-site centers, the Company has developed a proprietary MobilExcimer system, which is a self-contained mobile refractive laser surgery center duplicating all of the equipment and services typically found in a fixed-site location. The Company has entered into a mutually exclusive agreement with Calumet Coach Company, the world's leading manufacturer of mobile medical systems, to build the MobilExcimer. This proprietary system gives the Company flexibility that the Company believes is not currently available to its competitors and is intended to help the Company achieve broader penetration of both domestic and international markets. The Company plans to use the MobilExcimer to provide laser access and related services to communities where the Company's potential patient base is insufficient to sustain a fixed-site center, thereby enhancing the Company's ability to expand quickly into multiple markets. In June 1996 the Company submitted an application for premarket approval ("PMA") with the FDA for use of the MobilExcimer laser for treatment of low to moderate myopia, which was the first step in seeking approval for the MobilExcimer. In November 1996, the company received FDA approval of its PMA and immediately filed a Supplement with the FDA for approval of the MobilExcimer. In addition to the MobilExcimer, the Company has also developed a strategy of providing access to multiple sites by transporting fixed-site lasers between sites to meet demand.

     Recently, the Company has undertaken a complementary strategy to create additional ophthalmologist demand for the Company's lasers through its Refractive Management Services Organization ("RMSO"). The RMSO is a management services organization through which the Company will purchase the refractive surgery assets of the practice of ophthalmologists and enter into a management services agreement with the practice. The Company will provide management and marketing services in exchange for a share of the revenues of the refractive practice. In addition, the Company will provide access to its excimer lasers and receive a fee for each procedure performed. The first RMSO was completed in January 1997 with Lindstrom Samuelson & Hartlen Ophthalmology Associates, P.A. (Dr. Lindstrom is a member of the Board of Directors and the medical advisory board.) Additional RMSO's, if any, are not anticipated until fiscal 1998.

     MarketVision and MedSource comprise the Company's ophthalmic marketing divisions. Both MarketVision and MedSource, which the Company acquired effective February 1996, provide marketing services designed to increase ophthalmic surgical volume. MarketVision operates as an advertising and marketing agency, while MedSource provides services more directly related to planning, training and consulting.

     Risk factors which should be considered carefully in evaluating an investment in the Common Stock include the absence of profitable operations, the uncertainty of market acceptance of excimer laser surgery, competition, government regulation, the uncertainty of FDA approval of the MobilExcimer, the lack of long-term follow-up data and undetermined medical risks with respect to the effect of excimer laser surgery, product liability and professional liability, the Company's ability to manage its growth and its dependence on current management, the possible need for additional financing and the volatility of the price of the Common Stock.

     Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors" and "Business -- Government Regulation," as well as those discussed elsewhere in this Prospectus.

                                  THE OFFERING

Common Stock which may be Offered by the
  Selling Shareholders after this Registration....  2,717,209 shares
Common Stock Outstanding at January 15, 1996......  8,815,383 shares(1)
Purchase Price....................................  Market Prices
Use of Proceeds...................................  The Shares offered hereby are Shares presently owned by the Selling Shareholders. The Company
                                                    will not receive any of the proceeds from the sale
                                                    of the Shares. See "Use of Proceeds."
Nasdaq National Market Symbol.....................  LVCI

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth summary historical consolidated financial data with respect to the Company for the periods ended and as of the dates indicated. The summary historical consolidated annual financial data is derived from the audited consolidated financial statements of the Company as of April 30, 1995 and 1996 and for the years ended April 30, 1994, 1995, and 1996 included elsewhere in this Prospectus. The summary historical consolidated financial data for the years ended April 30, 1992 and 1993 is derived from audited financial statements of the Company which are not included in this Prospectus. The summary historical consolidated interim financial data is derived from the unaudited Consolidated Condensed Financial Statements of the Company as of and for the six months ended October 31, 1996 included elsewhere in this Prospectus and as of and for the six months ended October 31, 1995 included in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1995. In the opinion of Company management, the unaudited Consolidated Condensed Financial Statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and the results of operations for such period and as of such dates. Operating results for the six months ended October 31, 1996 are not necessarily indicative of results expected for the year ended April 30, 1997. This information should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Selected Consolidated Financial Data."

                                                                                              SIX MONTHS ENDED
                                                       YEAR ENDED APRIL 30,                      OCTOBER 31,
                                          -----------------------------------------------     -----------------
                                           1992      1993      1994      1995      1996        1995      1996
                                          -------   -------   -------   -------   -------     -------   -------
STATEMENT OF OPERATIONS DATA:
Revenues................................  $   936   $ 1,180   $ 2,106   $ 3,311   $ 3,918     $ 1,732   $ 3,430
Cost of revenues........................      600       868     1,768     3,375     4,240       2,114     3,222
Operating expenses......................      930     1,495     2,238     3,144     8,894(2)    2,212     4,713
Loss from operations....................     (594)   (1,183)   (1,900)   (3,208)   (9,216)     (2,594)   (4,505)
Net loss................................     (559)   (1,235)   (2,210)   (3,297)   (8,803)     (2,527)   (4,428)
Net loss per share......................  $ (0.25)  $ (0.48)  $ (0.66)  $ (0.82)  $ (1.75)(3) $  (.54)  $  (.57)
Weighted average number of shares of
  Common Stock outstanding..............    2,270     2,567     3,356     4,001     5,278       4,696     8,035

                                                                  OCTOBER 31,
                                                                      1996
                                                                ----------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................        $  6,127
Working capital.............................................           4,052
Total assets................................................          27,712
Non-current liabilities.....................................           5,823
Accumulated deficit.........................................         (20,870)
Stockholders' equity........................................          17,824

---------------
(1) Does not include 39,150 shares of Common Stock reserved for issuance upon exercise of the Company's Class C and D Warrants, 24,500 shares reserved for issuance upon exercise of the Company's Class E Warrants, 546,245 shares reserved for issuance upon exercise of outstanding stock options under the Company's Incentive and Non-Qualified Stock Option Plans, 46,888 shares reserved for issuance upon exercise of warrants issued to the placement agent in the Company's 1993 offering of Common Stock, 1,164,700 shares reserved for issuance upon exercise of outstanding Non-Qualified Warrants and 510,000 shares reserved for issuance upon exercise of other unregistered warrants outstanding as of October 31, 1996. See Note 12 of Notes to Consolidated Financial Statements for April 30, 1996 information.

(2) Included in 1996 operating expenses is $3,063,000 related to a non-cash charge for fixed asset impairment. See Note 4 of Notes to Consolidated Financial Statements as of April 30, 1996.

(3) Includes $439,000 of dividends accrued on the Company's Convertible Preferred Stock. See Note 5 of Notes to Consolidated Financial Statements.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock.

ABSENCE OF PROFITABLE OPERATIONS

     The Company commenced operations in 1989 and has recorded net losses from its LaserVision Centers division in every year since inception. The accumulated deficit as of October 31, 1996 was approximately $20.9 million, at which time the Company anticipated its cash and cash equivalents were sufficient to fund operating expenses for the next nine months. The Company anticipates continued losses from operations due to expenditures required to support its U.S. expansion. There can be no assurance that the Company will be able to achieve profitability, or that, if achieved, profitability will be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF MARKET ACCEPTANCE

     The Company believes that its profitability and growth will depend upon broad acceptance of PRK in the United States and key international markets targeted by the Company. There can be no assurance that PRK will be accepted by either the ophthalmic community or the general population as an alternative to existing methods of treating refractive vision disorders. To date, PRK has not achieved sufficient market acceptance in Europe or Canada for the Company to sustain profitable operations, and there can be no assurance that PRK will obtain sufficient market acceptance in the U.S. to achieve profitable operations. Currently, patients are charged approximately $1,500 to $2,200 per eye for the procedure. The acceptance of PRK may be affected adversely by its cost, concerns relating to its safety and efficacy, general resistance to surgery, the effectiveness of alternative methods of correcting refractive vision disorders, the lack of long-term follow-up data, the possibility of unknown side effects and the lack of third-party reimbursement for the procedure. Many consumers may choose not to have PRK procedures performed due to the availability of nonsurgical methods for vision correction. Any future reported adverse events or other unfavorable publicity involving patient outcomes from use of PRK systems could also adversely affect acceptance of the procedure. Market acceptance could also be affected by the ability of the Company and other participants in the PRK market to train a broad population of ophthalmologists in the procedure. Promotional efforts by suppliers of products or procedures which are alternatives to PRK procedures, including eyeglasses and contact lenses, may also adversely affect the market acceptance of PRK. The failure of PRK to achieve broad market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The market for providing access to excimer lasers is subject to increasingly intense competition. The Company competes with several other companies, including at least one manufacturer of laser equipment, in providing access to excimer lasers in the United States and internationally. Summit, one of two suppliers of laser equipment to the Company, opened 19 laser centers in the United States during 1996. In January 1997 Summit announced that it planned to divest, through sale or spin off, its vision center business. Other companies are currently in the process of gaining FDA approval for their lasers and these companies may elect to enter the laser center business. Other non-manufacturing companies which have indicated they intend to operate or already operate laser centers in the United States are: Beacon Laser Centers, Inc., Global Vision, Inc., LCA Vision, Inc., Sight Resources, Inc., Sterling Vision, Inc., The Laser Centre (TLC) and 20/20 Laser Centers, Inc. The Company will also compete with laser centers operated by local operators in certain markets. There can be no assurance that any reduction in per procedure fees that may result from increased competition will be compensated for by an increase in procedure volume.

     The procedures offered by the Company's LaserVision Centers also compete with other present forms of treatment for refractive disorders, including eyeglasses, contact lenses, refractive surgery, corneal transplants and other technologies currently under development. The Company expects that companies which have developed or are developing new technologies or products, as well as other companies (including established and newly formed companies) may attempt to develop new products directly competitive with the excimer lasers that are to be utilized by the Company or could introduce new or enhanced products with features which render the equipment to be used by the Company obsolete or less marketable. The ability of the Company to compete successfully will depend in large part on its ability to adapt to technological changes and advances in the treatment of refractive vision disorders. There can be no assurance that, as the market for excimer laser surgery and other treatments of eye disorders develops, the Company's equipment will not become obsolete, and if this occurs, that the Company will be able to secure new equipment to allow it to compete effectively.

     The advertising and marketing businesses in which the Company's MarketVision and MedSource divisions are engaged are highly competitive. Clients have the freedom to move from one advertising agency to another with comparative ease since the relationships normally can be terminated on short notice. The MarketVision and MedSource divisions compete with several national and regional ophthalmic specialty marketing companies, as well as national and local advertising agencies which may handle diverse client activities. MarketVision and MedSource may be hampered by their affiliation with LaserVision Centers in that some customers may consider them competitors which could adversely affect the ability of these divisions to continue to attract outside business.

GOVERNMENT REGULATION

     The manufacturing, labeling, distribution and marketing of medical devices such as the excimer lasers to which the Company provides access are subject to extensive and rigorous government regulation in the United States by the FDA. Excimer lasers cannot be marketed in the United States for ophthalmic use unless they have been approved by the FDA. Two excimer lasers, manufactured by VISX and Summit, have received FDA approval and are marketed for PRK for low to moderate myopia (nearsightedness) and for PTK. The Company has procured only approved excimer lasers for use in the United States.

     Changes to an approved excimer laser that affect safety and effectiveness require additional FDA approval. An example of such a change is marketing approved excimer lasers for other uses, such as astigmatism and hyperopia; the lasers cannot be marketed or promoted for these uses until such approvals are obtained. There can be no assurance that the FDA will approve any excimer laser for any other use in a timely fashion or at all. Failure of timely FDA approval for these other indications could have a material adverse effect on the Company's planned expansion in the United States market. The FDA might also take the position that an additional approval is required for the Company's practice of transporting fixed-site lasers between sites. If the FDA were to determine that the lasers being transported require an additional approval, the Company could be subject to enforcement action and could be required to stop transporting fixed-site lasers between sites. There can be no assurance that the Company would be able to obtain such an approval in a timely fashion or at all. Enforcement action or an inability to transport lasers between sites could have a material adverse effect on the Company.

     Once FDA approval is obtained, manufacturers are subject to continuing FDA obligations. Medical devices are required to be manufactured in accordance with regulations setting forth current Good Manufacturing Practices, which require that devices be manufactured and records be maintained in a prescribed manner with respect to manufacturing, testing and control activities. It is the FDA's view that with respect to excimer lasers, users, as well as manufacturers are required to comply with FDA requirements with respect to labeling and promotion. Discovery of problems, violations of the Radiation Control for Health and Safety Act, or future legislative or administrative action could adversely affect the manufacturer's or the Company's ability to retain approval of its equipment.

     Failure to comply with applicable FDA requirements could subject the Company to enforcement action, including product seizures, recalls, withdrawal of approvals, and civil and criminal penalties, any one or more of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, approvals could be withdrawn in appropriate circumstances. Failures of the Company or its principal suppliers to comply with regulatory requirements, or any adverse regulatory action, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Furthermore, the failure of VISX, Summit or any other manufacturers that supply excimer lasers to the Company to comply with applicable federal, state, or foreign regulatory requirements, or any adverse regulatory action against such manufacturers, could limit the supply of lasers or limit the ability of the Company to use the lasers. The inability of the Company to obtain lasers for sale or use in the United States or elsewhere due to lack of regulatory approval, or otherwise, could prevent the Company from establishing or maintaining LaserVision Centers or MobilExcimers, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

     Medical device laws and regulations are also in effect in many of the countries in which the Company currently conducts or may in the future conduct business outside the U.S. These range from comprehensive device approval requirements to requests for product data or certifications. The number and scope of these requirements are increasing. International regulatory requirements vary by country and there can be no assurance that the manufacturers of the excimer lasers to which the Company provides access will receive additional international regulatory approvals. Failure to receive such approvals in, or meet the requirements of, any country could prevent the Company from operating in that country, which could have a material adverse effect on the Company's business, financial condition and results of operations. Medical device laws and regulations are also in effect in some states in which the Company currently conducts or may in the future conduct business. State and foreign medical device laws and regulations could have a material adverse effect on the Company's business, financial condition and results of operation.

UNCERTAINTY OF FDA APPROVAL OF MOBILEXCIMER

     Certain FDA officials have advised the Company that they believe that excimer lasers are not approved for use in the MobilExcimer, and that such approval would be required before the Company could operate the MobilExcimer in the United States. The MobilExcimer system has not been approved for use in the United States by the FDA. In June 1996, the Company submitted a PMA application with the FDA for the use of the excimer laser for treatment of low to moderate myopia, which is the first step in seeking approval for the MobilExcimer. In November 1996, the company received FDA approval of its PMA and immediately filed a supplement with the FDA for approval of the MobilExcimer. The process of obtaining approval of a PMA supplement can be lengthy, expensive and uncertain. It is uncertain when, if ever, the FDA will approve excimer lasers for mobile use.

     If the FDA approves the excimer laser for use on the MobilExcimer, postmarket restrictions, possible loss of approval or other FDA enforcement action, need for non-U.S. approvals and/or state and local restrictions may apply. See "Risk Factors -- Government Regulation."

     The Company believes that FDA approval for the use of an excimer laser on a mobile unit may not be necessary. Although the Company has no present plans to do so, the Company may decide to operate the MobilExcimer without FDA approval. If the Company were to operate MobilExcimer units in the United States without first receiving FDA approval, the FDA is likely to take enforcement action against the Company, which action could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Government Regulation."

LACK OF LONG-TERM FOLLOW-UP DATA; UNDETERMINED MEDICAL RISKS

     Concerns with respect to the safety and efficacy of PRK include predictability and stability of results. Potential complications and side effects include: post-operative discomfort; corneal haze during healing (an increase in the light scattering properties of the cornea); glare/halos (undesirable visual sensations produced by bright lights); decreases in contrast sensitivity; temporary increases in intraocular pressure in reaction to procedure medication; modest fluctuations in refractive capabilities during healing; modest decreases in best corrected vision (i.e., with corrective lenses); unintended over- or under-corrections; regression of effect; disorders of corneal healing; corneal scars; corneal ulcers and induced astigmatism. The procedure involves the removal of "Bowman's layer," an intermediate layer between the epithelium (outer corneal layer) and the stroma (middle corneal layer). Although clinical studies conducted to date have demonstrated no significant adverse reactions to excimer laser removal of Bowman's layer, it is unclear what effect this will ultimately have on the patient. There can be no assurance that long-term follow-up data will not reveal additional complications that may have a material adverse effect on acceptance of PRK which in turn would have a material adverse effect on the Company's business, financial conditions and results of operations. Concern over the safety of PRK or other procedures could in turn adversely affect market acceptance of PRK or result in adverse regulatory action, including product recalls, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY AND PROFESSIONAL LIABILITY

     Inherent in the use of human health care devices is the potentially significant risk of physical injury to patients which could result in product liability or other claims based upon injuries or alleged injuries associated with a defect in the product's performance, which may not become evident for a number of years. Therefore, the operation of any LaserVision Center and the use of refractive laser equipment may result in substantial claims against the Company by patients who allege they were injured as a result of surgical procedures using the refractive laser equipment. The Company has "umbrella" product and professional liability insurance in the amounts of $1.0 million (aggregate and per occurrence), but primarily relies and intends to continue to rely on physicians' professional liability insurance policies and manufacturers' insurance policies for product liability coverage. The Company requires its center operators to maintain certain levels of professional liability insurance, and the agreements between the Company and its center operators contain certain cross indemnification provisions. There can be no assurance, however, that physician users will carry sufficient insurance and a partially or completely uninsured successful claim against the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

MANAGEMENT OF GROWTH

     The Company's net revenues have increased in each of the last four fiscal years. While the Company has increased its expense levels to support its recent and expected growth, including the hiring of additional personnel, there can be no assurance that the Company's revenue growth can be sustained. To accommodate its recent growth, the Company will need to implement a variety of new or expanded business and financial systems, procedures and controls, including the improvement of its accounting, marketing and other internal management systems. There can be no assurance that the implementation of such systems, procedures and controls can be completed successfully, or without disruption of the Company's operations. Continued expansion of the Company could significantly strain the Company's management, financial and other resources. In addition, the Company has hired and will be required to hire in the future substantial numbers of new employees, particularly personnel to support its MobilExcimer operations. There can be no assurance that the Company's systems, procedures, controls and staffing will be adequate to support the Company's operations. Failure to manage the Company's growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON MANAGEMENT

     The future success of the Company is dependent in part on its ability to recruit and retain certain key personnel, including John J. Klobnak, Chief Executive Officer and Chairman of the Board. The loss of the services of certain members of management, or other key personnel, could have a material adverse effect on the Company. The Company is the beneficiary of key-man life insurance policies ranging from $500,000 to $1.0 million on certain members of management, but there can be no assurance that the benefits under these policies will be sufficient to compensate the Company for the loss of the services of any of such persons.

NEED FOR ADDITIONAL FINANCING

     The Company anticipates that it will require additional financing to fund the Company's operations, including its proposed expansion of its mobile laser access capability, during the next 24 months. As of January 31, 1997, the company anticipates that its cash and cash equivalents are sufficient to fund operating expenses through July 1997. The Company's future liquidity and capital requirements will depend on numerous factors, many of which are outside the control of the Company. Future financings may result in the issuance of senior securities or in dilution to the holders of the Common Stock. Any such financing, if required, may not be available on satisfactory terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

VOLATILITY OF STOCK PRICE

     The market price of the Common Stock has historically been subject to substantial price volatility. Such volatility may recur in the future due to overall market conditions or business specific factors such as the Company's ability to effectively penetrate the market, new technological innovations and products, changes in government regulations, developments with respect to patent or proprietary rights, public concerns with regard to safety and efficacy of various medical procedures, the issuance of new or changed stock market analyst reports and recommendations, the Company's ability to meet analysts' projections and fluctuations in the Company's financial results. In addition, the Common Stock could experience extreme fluctuations in market price which are wholly unrelated to the operating performance of the Company.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

     Results of operations have varied and may continue to fluctuate significantly from quarter to quarter and will depend upon numerous factors, including: (i) the opening and closing of centers; (ii) the purchase of additional lasers and other equipment; (iii) competition and (iv) seasonal factors. Historically, the Company's third quarter results have reflected fewer procedures due to holiday schedules and less available disposable income to pay for elective surgery such as PRK. Due to such past and future quarterly fluctuations in operating results, quarter-to-quarter comparisons of the Company's operating results are not necessarily meaningful and should not be relied upon as indications of likely future performance or annual operating results.

SHARES ELIGIBLE FOR FUTURE SALE

     As of October 31, 1996, options issued pursuant to the Company's Incentive and Non-Qualified Stock Option Plans to purchase up to 546,245 shares of Common Stock exercisable over the next several years were outstanding at prices ranging from $3.00 to $16.625. As of October 31, 1996, non-qualified warrants issued to employees and consultants to purchase up to 1,164,700 shares of Common Stock exercisable over the next several years at prices ranging from $5.00 to $12.625 were outstanding. As of October 31, 1996, Class C, D and E warrants and certain warrants issued to underwriters in connection with the Company's 1993 public offering to purchase an aggregate of 63,650 shares of Common Stock exercisable over the next several years at prices ranging from $5.00 to $7.25 were outstanding. The shares of Common Stock issuable upon exercise of the foregoing options and warrants have been registered and will be freely tradeable upon exercise.

     As of October 31, 1996, additional warrants to purchase 510,000 shares of Common Stock issued to employees, directors and consultants of the Company and exercisable over the next several years at prices ranging from $5.25 to $9.00 were outstanding. The shares of Common Stock issuable upon exercise of these warrants are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144 or Rule 701.

     As of October 31, 1996, 2,331,483 shares of Common Stock were reserved for issuance upon exercise of such warrants and options. As of October 31, 1996, there were 8,805,383 shares of Common Stock outstanding. Upon this registration, 8,656,748 of these outstanding shares will be freely tradeable without restriction under the Securities Act unless held by affiliates.

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; PREFERRED STOCK

     The Company's Amended Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock, thus making it difficult for a third party to obtain voting control of the Company. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

     The Company's Amended Certificate of Incorporation includes certain anti-takeover provisions designed to make the Company a less attractive target for an acquisition of control by an outsider that does not have the support of the Company's Board of Directors. These provisions include requirements that certain business combinations involving persons owning beneficially at least 10% of the Company's shares be approved by both an 80% vote of all outstanding shares and also a majority vote of all outstanding shares not owned beneficially by persons involved in such business combinations. These provisions may discourage a third party from attempting to acquire control of the Company and may lower the price that an investor may be willing to pay for shares of the Common Stock.

ABSENCE OF DIVIDENDS

     The Company has never declared or paid any cash dividends and anticipates that for the foreseeable future it will follow a policy of not declaring dividends and instead retaining earnings, if any, for use in its business.

INTELLECTUAL PROPERTY/PROPRIETARY TECHNOLOGY

     The names LASERVISION(R), LASERVISION CENTERS AND DESIGN(R), LASERVISION CENTERS(R), LASERVISION CENTER(R) and MobilExcimer(R) are registered U.S. service marks of the Company. In addition, the Company owns service mark registrations in a number of foreign countries. The Company has also secured a patent for the MobilExcimer mounting system. The Company's service marks, MobilExcimer patent and other proprietary technology may offer the Company a competitive advantage in the marketplace and could be important to the success of the Company. There can be no assurance that one or all of these registrations will not be challenged, invalidated or circumvented in the future. The Company is currently involved in two legal proceedings which could result in an adverse impact on its rights to certain of such registrations. Litigation regarding intellectual property is common and there can be no assurance that the Company's service mark registrations and patent will significantly protect the Company's intellectual property. The defense and prosecution of intellectual property proceedings is costly and involves substantial commitments of management time. Failure to successfully defend the Company's rights with respect to its intellectual property could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Legal Proceedings."

FOREIGN EXCHANGE RATES AND CURRENCY CONTROLS

     The Company expects that a declining percentage of its revenues will be earned outside of the U.S. and will be in currencies other than the U.S. dollar during at least the next few years. Fluctuations in the exchange rate between the U.S. dollar and foreign currencies, especially the U.K. pound, Canadian dollar and Swedish krona, could adversely affect the operations of the Company in the short term. In addition, the U.S. or foreign governments could impose currency controls which would limit, or prohibit, the Company's access to funds remitted outside the U.S.

                                USE OF PROCEEDS

     The Shares offered hereby are outstanding Shares presently owned by the Selling Shareholders named in this prospectus under "Selling Shareholders." The Company will not receive any of the proceeds from the sale of these shares of stock.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     The Shares offered hereby are shares of Common Stock of the Company. Dividends may be paid on the Common Stock of the Company at the discretion of the Board of Directors, but no dividend or distribution may be made to holders of Common Stock other than a dividend payable in Common Stock of the Company until all accrued dividends on Preferred Stock of the Company have been paid. The Common Stock has exclusive voting power except as required by law and except to the extent that voting rights are granted in connection with the issue of Preferred Stock. There are no preemption rights in conjunction with ownership of the Common Stock of the Company.

     The Company's Articles of Incorporation contain an anti-takeover provision which makes the company a less attractive target for an acquisition of control by an outsider which does not have the support of the Company's Board of Directors. This provision requires an affirmative vote of 80% of all outstanding shares to approve certain business combinations involving entities owning beneficially at least 10% of the Company's shares. It also requires that such business combinations be approved by a majority of the outstanding shares, excluding any shares owned beneficially by entities seeking to participate in such business combinations.

     The Company's Amended Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock, thus making it difficult for a third party to obtain voting control of the Company. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     From April 3, 1991 to November 15, 1996, the Common Stock was traded on the over-the-counter market through Nasdaq under the symbol "LVCI" and on the Boston Stock Exchange under the symbol "LVS." The Common Stock is currently traded on the Nasdaq National Market under the symbol "LVCI."

     The following table sets forth, for the periods indicated, the high and low bid prices of the Common Stock as reported on the over-the-counter market through Nasdaq.

                                                              PRICE RANGE OF
                                                               COMMON STOCK
                                                              ---------------
                                                              HIGH        LOW
                                                              ----        ---
Fiscal Year Ended April 30, 1994
  1st Quarter...............................................   $ 53/4     $ 43/4
  2nd Quarter...............................................     57/8       4
  3rd Quarter...............................................     53/4       4
  4th Quarter...............................................     67/8       55/8

Fiscal Year Ended April 30, 1995
  1st Quarter...............................................   $ 6        $ 53/8
  2nd Quarter...............................................     8          51/4
  3rd Quarter...............................................     8          75/8
  4th Quarter...............................................     81/2       7

Fiscal Year Ended April 30, 1996
  1st Quarter...............................................   $ 81/2     $ 77/8
  2nd Quarter...............................................    157/8       81/2
  3rd Quarter...............................................    165/8      113/8
  4th Quarter...............................................    151/4      123/8

Fiscal Year Ending April 30, 1997
  1st Quarter...............................................   $141/2     $ 7
  2nd Quarter...............................................     91/8       61/8
  3rd Quarter...............................................     75/8       415/16
  4th Quarter to date.......................................     61/4       51/8

     On February 27, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $5.875 per share. As of such date, there were approximately 400 holders of record of the Common Stock.

     The Company has never declared or paid any cash dividends on its Common Stock. The Company presently intends to retain any future earnings for use in its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                              SELLING SHAREHOLDERS

     The Shares being registered and offered hereunder are outstanding Shares presently owned by the following Selling Shareholders. The Shares were acquired by these Selling Shareholders through conversions of Preferred Stock which occurred in June and September, 1996 or through four private placements pursuant to Section 4(2) of the Securities Act of 1933, as amended. Pursuant to the Preferred Stock and private placement agreements, the Company agreed to register the Shares at its cost to remove the restriction upon free transferability. The Company has no knowledge as to when and if any of the Selling Shareholders desire to offer their Shares for sale upon the open market once registration is completed.

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of October 31, 1996 by each of the Selling Stockholders.

                                                                                      SHARES AND
                                                      SHARES OWNED                  PERCENTAGE OF
                                                       BEFORE THE    SHARES BEING    CLASS AFTER
                                                        OFFERING       OFFERED         OFFERING
                                                      ------------   ------------   --------------
Randall A. Bono, Trustee............................     40,000         36,125        3,875   0.04%
Trustees of General Electric Pension Trust..........    324,028        174,028      150,000   1.70%
Dennis L. Ryll......................................    251,832         94,239      157,593   1.79%
Lagunitas Partners, L.P. ...........................    144,076         62,826       81,125   0.92%
George F. Koob......................................     30,000         30,000
Schroder Ventures International Life Sciences fund
  LPI*..............................................                   632,058
Schroder Ventures International Life Sciences fund
  LP2*..............................................                   140,457
Schroder Ventures International Life Sciences
  Trust*............................................                   222,485
Schroder Ventures International Life Sciences Fund
  Co-Investment Scheme*.............................                     5,000
Schroder UK Venture Fund III Trust*.................                   219,629
Schroder UK Venture Fund III LP1*...................                   214,691
Schroder UK Venture Fund III LP2*...................                   107,345
Drakes Landing Associates, L.P. ....................                   250,000
525 Investments Limited.............................                   166,666
Medical Science II Co-Investment, L.P. .............                    32,216
Medcap I, L.P. .....................................                    83,333
ActaFinance.........................................                    16,666
Schroder UK Venture I Extension* Fund...............                   125,000
Patrick A. Gerschel.................................                       283
Allen Investment Partnership........................                       416
Dah Sing Medical Science Investment.................                     1,383
Dah Sing Health and Happiness Investment............                     1,383
Healthcare First Investment.........................                       283
Futuristic Healthcare Investment....................                       416
Fortunate Investments...............................                       700
Friendship First Health & Happiness Investment......                       416
Viking Medical Ventures Ltd. .......................                     1,383
Tom Richardson......................................                       133
BioCapital..........................................                     1,383
547 Partners........................................                       700
Anne Devlin.........................................                       133
Noram Trust.........................................                       550
Nasser Menhall......................................                     3,883
Medical Science Partners II, L.P. ..................                   121,000

---------------
* Dr. Henry Simon, a Director of the Company, is the former Chairman of Schroder Ventures International Life Sciences Advisors, which is affiliated with this Selling Shareholder. James M. Garvey, a Director of the Company, is the CEO and Managing Partner of Schroder Ventures Life Sciences Advisors, which is affiliated with this Selling Shareholder.

                              PLAN OF DISTRIBUTION

     The Shares have been registered to remove their restricted status under the Act. Although the Selling Shareholders have not advised the Company that they currently intend to sell the Shares, pursuant to this Registration, the Selling Shareholders may choose to sell all or a portion of the Shares from time to time, as market conditions permit, in transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices which may be charged, at market prices prevailing at the time of sale, or at negotiated prices. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commission or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. The Selling Shareholders and any broker-dealers that act in connection with the sale of the Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commission received by them and any profit on the resale of the Shares as principal might be deemed to be underwriting discounts and commission under the Act. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The statement of operations data set forth below for the years ended April 30, 1994, 1995 and 1996 and the balance sheet data at April 30, 1995 and 1996 are derived from the Consolidated Financial statements of the Company audited by Price Waterhouse LLP, independent accountants, included elsewhere in this Prospectus. The statement of operations data set forth below with respect to the years ended April 30, 1992 and 1993 and the balance sheet data at April 30, 1992, 1993 and 1994 are derived from audited financial statements of the Company which are not included in this Prospectus. The statement of operations data for six months ended October 31, 1995 and 1996 and the balance sheet data at October 31, 1996 have been derived from the unaudited Consolidated Condensed Financial Statements of the Company which are included elsewhere in this Prospectus. In the opinion of the Company's management, the unaudited Consolidated Condensed Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods and as of such dates. Operating results for the six months ended October 31, 1996 are not necessarily indicative of results expected for the entire year. The data set forth below should be read in conjunction with the consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                    SIX MONTHS ENDED
                                               YEAR ENDED APRIL 30,                    OCTOBER 31,
                                  -----------------------------------------------   -----------------
                                   1992      1993      1994      1995      1996      1995      1996
                                  -------   -------   -------   -------   -------   -------   -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues........................  $   936   $ 1,180   $ 2,106   $ 3,311   $ 3,918   $ 1,732   $ 3,430
Cost of revenues................      600       868     1,768     3,375     4,240     2,114     3,222
                                  -------   -------   -------   -------   -------   -------   -------
Gross profit (loss).............      336       312       338       (64)     (322)     (382)      208
                                  -------   -------   -------   -------   -------   -------   -------
Operating expenses:
  General and administrative....      489       605       695     1,002     2,356       697     1,892
  Salaries and related
     expenses...................      347       514       902     1,285     2,329       936     1,622
  Depreciation and
     amortization...............       69       122       250       283       230       126       208
  Selling and marketing
     expenses...................       25       254       391       574       916       453       991
  Fixed asset impairment
     provision..................       --        --        --        --     3,063        --        --
                                  -------   -------   -------   -------   -------   -------   -------
Total operating expenses........      930     1,495     2,238     3,144     8,894     2,212     4,713
                                  -------   -------   -------   -------   -------   -------   -------
Loss from operations............     (594)   (1,183)   (1,900)   (3,208)   (9,216)   (2,594)   (4,505)
                                  -------   -------   -------   -------   -------   -------   -------
OTHER INCOME (EXPENSE):
Interest and other income.......       84        35        21        37       437        76       163
Interest expense................      (49)      (87)     (156)     (242)     (216)      (93)     (189)
Minority interest in net loss of
  subsidiaries..................       --        --        --       116       192        84       103
Provision for loss on advance...       --        --      (175)       --        --        --        --
                                  -------   -------   -------   -------   -------   -------   -------
Other income (expense) net......       35       (52)     (310)      (89)      413        --        --
                                  -------   -------   -------   -------   -------   -------   -------
Net loss........................  $  (559)  $(1,235)  $(2,210)  $(3,297)  $(8,803)  $(2,527)  $(4,428)
                                  =======   =======   =======   =======   =======   =======   =======
Net loss per share..............  $ (0.25)  $ (0.48)  $ (0.66)  $ (0.82)  $ (1.75)  $ (0.54)  $ (0.57)
                                  =======   =======   =======   =======   =======   =======   =======
Weighted average number of
  shares of Common Stock
  outstanding...................    2,270     2,567     3,356     4,001     5,278     4,696     8,035
                                  =======   =======   =======   =======   =======   =======   =======

                                                          APRIL 30,
                                      -------------------------------------------------    OCTOBER 31,
                                       1992      1993      1994       1995       1996         1996
                                      -------   -------   -------   --------   --------    -----------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........  $   719   $   787   $   706   $  2,126   $ 12,672       $  6,127
Working capital (deficit)...........      643       673      (244)    (1,301)    10,002          4,052
Total assets........................    4,442     4,356     9,135     11,318     28,913         27,712
Non-current liabilities.............      603       736     2,900        791      1,763          5,823
Convertible preferred stock with
  mandatory redemption provision in
  2005..............................       --        --        --         --     14,539
Accumulated deficit.................     (897)   (2,132)   (4,342)    (7,639)   (16,442)       (20,870)
Stockholders' equity................    2,964     2,829     4,594      6,349      7,453         17,824

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors" and "Business -- Government Regulation" as well as those discussed elsewhere in this Prospectus.

BACKGROUND

     The Company was incorporated in Delaware in 1988 and initially provided medical advertising and marketing services in the United States, primarily to ophthalmologists. By 1991, the Company had shifted its strategic emphasis to the emerging ophthalmic technology based on the use of excimer lasers for PRK and acquired an excimer laser for use in a clinical center as part of clinical trials with respect to the safety and efficacy of PRK.

     Subsequent to the purchase of its first laser, the Company determined that FDA approval for PRK in the United States would require a lengthier process than was originally anticipated. As a result, the Company decided to enter the international market for excimer laser surgery where regulatory restrictions were much less prohibitive. Between late 1991 and mid-1992, the Company acquired three commercial excimer laser centers in Canada and began developing the first MobilExcimer unit. In July 1993, the Company opened a fourth Canadian center and purchased six excimer lasers installed in Europe. In April 1994, the Company acquired eight additional lasers installed in Europe. The first PRK procedure on a MobilExcimer system was performed in Ontario, Canada in September 1994.

     In anticipation of the FDA's approval of the excimer laser to perform PRK procedures, in December 1994 the Company restated its agreement with Columbia Healthcare pursuant to which the Company became the primary provider of excimer lasers to Columbia Healthcare ambulatory surgery centers. In addition, by the fall of 1995, the Company extended testing of its MobilExcimer system to England, opened two European centers (including a Company-owned center with an improved excimer laser system), acquired an additional MobilExcimer unit and selected Dr. Richard Lindstrom as the Company's Medical Director.

     In August 1995, the Company acquired Vision Correction, Inc., an excimer laser access provider, for Common Stock with a value of approximately $650,000. In October 1995 and March 1996, the FDA approved the use of the excimer lasers manufactured by Summit and VISX, respectively, for performing PRK procedures for low to moderate myopia, making it possible for the Company to begin providing ophthalmologists access to lasers in the United States. In early 1996, the Company acquired MedSource, a marketing services company, to complement its existing marketing operations for cash and Common Stock with a combined value of approximately $300,000. During April 1996, the Company purchased assets from a former competitor to expand its European operations for a purchase price of approximately $300,000, including cash and assumed liabilities. In the fiscal year ended April 30, 1996, the Company opened six LaserVision Centers in the United States and closed five international fixed-site centers which are now serviced by a MobilExcimer.

     Due to recent improvements in excimer laser technology, international market conditions and the resulting operational considerations, the Company believed that the recorded carrying value of certain of its international fixed-site assets exceeded their estimated fair values. Accordingly, the Company recorded a non-cash impairment charge of approximately $3.1 million in the fourth quarter of fiscal 1996. See Note 4 to Consolidated Financial Statements.

CENTERS IN OPERATION

     The following table shows the number of centers which the Company operated as of the dates indicated.

                                                     APRIL 30,
                                        ------------------------------------    OCTOBER 31,
CENTERS WITH LASERS                     1992    1993    1994    1995    1996       1996
-------------------                     ----    ----    ----    ----    ----    -----------
International, Fixed..................    1       3      18      20      15         13
International, Mobile.................   --      --       1       1       2          2
Domestic..............................    1       1       1       1       6         20
                                         --      --      --      --      --         --
          Total Centers...............    2       4      20      22      23         35
                                         ==      ==      ==      ==      ==         ==

RESULTS OF OPERATIONS

SIX MONTHS ENDED OCTOBER 31, 1996 COMPARED TO SIX MONTHS ENDED OCTOBER 31, 1995

     The Company has continued to implement its domestic strategy. As of October 31, 1996, the Company had installed twenty lasers for domestic use. Seventeen of these lasers were installed in Columbia/HCA Healthcare Corporation outpatient surgery centers. Two additional lasers have been deployed for use with testing the Company's mobile strategy. Three lasers have been moved from their original installation site based upon management's determination that the market was not in alignment with the Company's strategy.

     The reorganization of the Company's international operations has been completed in accordance with the plan established in the fourth quarter of fiscal 1996. Additional international laser relocations are likely to occur to help meet the Company's strategic goals.

  Revenues

     Total revenues of $3,430,000 for the six months ended October 31, 1996 increased by $1,698,000 from $1,732,000 for the six months ended October 31, 1996, or an increase of 98%

     Revenues for the Laser Vision Centers division increased to $2,759,000 for the six months ended October 31, 1996 from $977,000 for the six months ended October 31, 1995. The increase is attributable to higher revenues from the European centers of $581,000 and new U.S. centers of $1,225,000 partially offset by a decrease in Canadian revenues of $24,000. The increase in U.S. revenues for the LaserVision Centers division is attributable to the increased number of centers in operation and procedures performed in the U.S. The increased European revenues are primarily related to increased procedures performed with the European mobile laser and at the centers acquired in conjunction with the New Image acquisition. Total Canadian revenues decreased due to a decrease in revenues in the Vancouver center, partially offset by increases in revenues for the Canadian mobile laser.

     Revenues for the MarketVision division decreased due to a shift of attention to providing marketing for the U.S. Laser Vision Centers division partially offset by new revenues from the Med-Source acquisition.

  Cost of Revenues/Gross Profit (Loss)

     Cost of revenues increased to $3,222,000 for the six months ended October 31, 1996 from $2,114,000 for the six months ended October 31, 1995. Depreciation in cost of revenue increased to $1,559,000 from $851,000 in these respective periods due to the increased number of U.S. lasers partially offset by decreases in depreciation on European and Canadian lasers which were written down to estimated fair market value during the fourth quarter of fiscal 1996.

     Other costs of revenues increased to $1,663,000 for the six months ended October 31, 1996 from $1,263,000 for the six months ended October 31, 1995 due to increased costs for U.S. operations, including Pillar Point royalties of $319,000 and gas costs of $75,000. Costs of revenue in Europe also increased $107,000. Cost of revenue in Canada increased due to increased costs of $47,000 for the MobilExcimer laser. These increases were partially offset by decreases in costs of revenue for Market Vision of $99,000, and for Canadian maintenance, gas, and laser optics of $82,000. The net increase, when combined with the revenue increase, resulted in these other costs of revenues decreasing from 73% of total revenues for the six months ended October 31, 1995 to 48% of total revenues for the six months ended October 31, 1996.

     Total gross profit (loss) improved from a loss of $382,000 for the six months ended October 31, 1995 to a profit of $208,000 for the six months ended October 31, 1996. The variable gross profit, excluding depreciation, increased to $1,767,000 from $469,000, primarily due to increased procedures in the U.S. and Europe.

  Operating Expenses

     General and administrative expenses increased from $697,000 to $1,892,000 for the six month periods ended October 31, 1995 and 1996, respectively. The increase is primarily attributable to $260,000 of stock offering costs, an increase of $198,000 in legal fees associated with tradename issues, an increase of $80,000 in travel expenses, of $216,000 in office expenses associated with the increased U.S. operations, of $83,000 of development costs associated with a new mobile laser concept, an increase of $155,000 in European office and rent expenses, an increase of $66,000 for additional liability insurance coverage, an increase in professional fees of $50,000, an increase of $40,000 in bad debt expense, and costs of producing various patient education videos of $33,000. These increases and additional expenses have been partially offset by a $50,000 reduction of an accrual related to a lease assumption which has been finalized.

     Salaries and related expenses increased from $936,000 to $1,622,000 for the six month periods ended October 31, 1995 and 1996, respectively. The increase was due to an increased number of employees, salary adjustments and the related payroll taxes and fringe benefits, partially offset by a decrease in executive incentive compensation.

     Depreciation and amortization increased by $82,000 from $126,000 to $208,000 for the six month periods ended October 31, 1995 and 1996, respectively. The increase was primarily due to an increase in amortization of goodwill associated with acquisitions of Med-Source and VCI and increased depreciation for the home office.

     Selling and marketing expenses increased from $453,000 to $991,000 for the six month periods ended October 31, 1995 and 1996, respectively. The increase was due to $292,000 of promotional cost associated with the new U.S. market, an increase of $45,000 related to production of patient education videos, an increase of $48,000 related to Canadian marketing, and an increase of $83,000 in international travel.

  Other Income (Expenses)

     Higher interest income and minority interest in net loss of Harley Street partially offset by higher interest expense caused the increase in other income to $77,000 during the six months ended October 31, 1995 from $67,000 in other income during the six months ended October 31, 1995.

FISCAL YEAR ENDED APRIL 30, 1996 COMPARED TO FISCAL YEAR ENDED APRIL 30, 1995

     During the year ended April 30, 1996, the Company expanded its relationship with Columbia Healthcare in the U.S. through the opening of five centers at Columbia Healthcare facilities, extended operation of its MobilExcimer system into a European market, opened two European centers, including a Company owned center with an improved excimer laser system, began performing commercial PRK procedures in the U.S. market, completed three acquisitions (one mobile laser service related, one expanding European operations and one expanding U.S. marketing capabilities) and closed five international fixed-site centers which are now served by the MobilExcimer.

     Revenues. Total revenues increased to $3,918,000 for the year ended April 30, 1996 from $3,311,000 for the year ended April 30, 1995, or an increase of 18%.

     Revenues for the LaserVision Centers division increased slightly to $2,484,000 for the year ended April 30, 1996 from $2,478,000 for the year ended April 30, 1995. The slight increase in revenues is attributable to a $273,000 increase in U.S. revenues and a $22,000 increase in Canadian revenues, offset by a

$289,000 decrease in European revenues. The increase in U.S. revenues for the LaserVision Centers division is attributable primarily to the increased number of centers in operation and procedures performed in the U.S. The decreased European revenues primarily related to a decreased number of fixed-site centers and per procedure price fluctuations in Europe.

     Revenues for the MarketVision division increased to $1,434,000 for the year ended April 30, 1996 from $833,000 for the year ended April 30, 1995, or an increase of 72%. The $601,000 increase in MarketVision division revenues reflects the acquisition of MedSource in February 1996 and increased fees and commissions earned through the division's marketing and advertising activities.

     During the year ended April 30, 1996, revenues from the LaserVision Centers division represented 63% of total revenues versus 75% for the year ended April 30, 1995. Revenues from the MarketVision division represented 37% of total revenues during the year ended April 30, 1996 versus 25% for the year ended April 30, 1995.

     Costs of Revenues/Gross Profit (Loss). Cost of revenues increased to $4,240,000 for the year ended April 30, 1996 from $3,375,000 for the year ended April 30, 1995. This increase was primarily due to an increase in depreciation to $1,973,000 from $1,589,000 in these respective periods due to the increased inventory of lasers and other medical equipment.

     Excluding laser and medical equipment depreciation, all other costs of revenues increased by $481,000. This increase, when combined with the revenue increase, resulted in these other costs of revenues increasing from 54% of total revenues for the year ended April 30, 1995 to 58% of total revenues for the year ended April 30, 1996. This $481,000 increase was primarily due to a $275,000 increase in MarketVision costs associated with the increase in MarketVision revenues and a $206,000 increase in total costs of excimer laser maintenance, gasses and optics on higher volumes of PRK procedures and new centers.

     Total gross profit decreased to a loss of $322,000 for the year ended April 30, 1996 from a loss of $64,000 for the year ended April 30, 1995. The variable gross profit, excluding depreciation, increased to $1,651,000 from $1,525,000, primarily because MarketVision costs of revenue are variable costs of revenue.

     Operating Expenses. General and administrative expenses increased to $2,356,000 for the year ended April 30, 1996 from $1,002,000 for the year ended April 30, 1995 due to a $429,000 increase in legal and professional fees, an $85,000 increase in the provision for bad debt, a $226,000 increase in the costs associated with developing the U.S. market and $107,000 of expenses associated with opening a new center in Europe, a $68,000 increase in insurance expenses and an increase of $439,000 in other general and administrative expenses.

     The increase in salaries and related expenses to $2,329,000 for the year ended April 30, 1996 from $1,285,000 for the year ended April 30, 1995 was due to an increase of $770,000 attributable to an increased number of employees, salary adjustments and the related payroll taxes and fringe benefits, and an increase of $274,000 due to the executive incentive compensation program.

     Depreciation and amortization decreased by $53,000 for the year ended April 30, 1996 primarily due to the elimination of the amortization of previously deferred franchise costs of $175,000, partially offset by increased amortization of goodwill related to acquisitions of $89,000 and a net increase in depreciation of $33,000.

     The increase in selling and marketing expenses was due to an increase of $85,000 due to the promotion of the MobilExcimer, a $36,000 increase in European advertising program costs and $221,000 in initial development costs for the U.S. market.

     The $3,063,000 fixed asset impairment provision was a non-cash expense, as previously discussed.

     Loss from Operations. The LaserVision Centers division's loss from operations increased to $9,357,000 for the year ended April 30, 1996 from $3,242,000 for the year ended April 30, 1995, primarily due to the provision for fixed asset impairment as discussed previously, increased costs related to commencing U.S. operations, a $311,000 increase in total depreciation and amortization expenses, a $356,000 increase in variable costs of revenue and a $5,358,000 increase in operating costs. The MarketVision division's income from operations increased to $141,000 for the year ended April 30, 1996 from $34,000 for the year ended April 30, 1995 primarily as a result of the gross profit related to increased volume.

     The domestic loss from operations increased to $3,695,000 for the year ended April 30, 1996 from $1,707,000 for the year ended April 30, 1995 due to a $425,000 increase in professional and legal fees, a $216,000 increase in the loss from U.S. laser operations, a $121,000 increase in travel costs, a $581,000 increase in payroll and a $645,000 increase in other corporate overhead.

     The Canadian loss from operations increased to $1,350,000 for the year ended April 30, 1996 from $409,000 for the year ended April 30, 1995 primarily due to the write-down of lasers and related medical equipment of $637,000 and an increase in the loss on operations of the mobile laser of $195,000.

     The European loss from operations increased to $4,312,000 for the year ended April 30, 1996 from $1,126,000 for the year ended April 30, 1995 due to the write-down of lasers and related medical equipment of $2,426,000, a $529,000 decrease in gross profit due to declining revenues and increased depreciation and a $231,000 increase in overhead expenses.

     Other Income (Expense). Other income (expense) increased to a net income of $413,000 during the year ended April 30, 1996 from a net expense of $89,000 during the year ended April 30, 1995. This favorable variance was due to an increase of $400,000 in interest income, a $76,000 increase in the minority interest in the net loss of a subsidiary and a decrease of $26,000 in interest expense.

FISCAL YEAR ENDED APRIL 30, 1995 COMPARED TO FISCAL YEAR ENDED APRIL 30, 1994

     The Company's operating results for the years ended April 30, 1995 and April 30, 1994 are not readily comparable due to significant expansion. The LaserVision Centers division's operating results for the year ended April 30, 1995 included the operation of a center in Montreal for twelve months, 13 European installations for a full year and three European centers for an average of nine months. The LaserVision Centers division operating results for the year ended April 30, 1994 included the operation of a center in Montreal for 9.5 months, six European installations for an average of nine months and eight European installations for one month. Both fiscal years included the operations of the St. Catharines and Vancouver centers for a full year. Two international centers which were open throughout fiscal 1994 were closed during most of fiscal 1995. During fiscal 1995, three European centers were acquired and testing of a larger MobilExcimer trailer was successfully begun in Canada with Calumet Coach Company.

     Revenues. Total revenues increased to $3,311,000 for the year ended April 30, 1995 from $2,106,000 for the year ended April 30, 1994, or an increase of 57%.

     Revenues for the LaserVision Centers division increased to $2,478,000 for the year ended April 30, 1995 from $1,517,000 for the year ended April 30, 1994, or an increase of 63%. The $961,000 increase in revenues is attributable primarily to a $113,000 increase in Canadian revenues and an $856,000 increase in European revenues. The increase in Canadian revenues for the LaserVision Centers division is attributable primarily to an increased number of procedures at both the Company's Vancouver and Montreal centers. The increased European revenues related to a full year of revenue from thirteen centers acquired during the year ended April 30, 1994 and the three centers opened during the year ended April 30, 1995. The costs of relocation of one European center partially offset this increase.

     Revenues for the MarketVision division increased to $833,000 for the year ended April 30, 1995 from $589,000 for the year ended April 30, 1994, or an increase of 41%. The $244,000 increase reflected the addition of several domestic ophthalmic advertising clients which had implemented cataract and/or refractive vision correction marketing awareness programs.

     During the year ended April 30, 1995, revenues from the LaserVision Centers division represented 75% of total revenues versus 72% for the year ended April 30, 1994. Revenues from the MarketVision division represented 25% of total revenues during the year ended April 30, 1995 versus 28% for the year ended April 30, 1994.

     Cost of Revenues/Gross Profit. Cost of revenues increased to $3,375,000 for the year ended April 30, 1995 from $1,768,000 for the year ended April 30, 1994. This increase included a $620,000 increase in excimer laser and medical equipment depreciation to $1,589,000 during the year ended April 30, 1995 from $969,000 during the year ended April 30, 1994. This non-cash expense reflects the increase in the number of European excimer lasers operated for the full year ended April 30, 1995 and the purchase of additional medical equipment.

     Excluding laser and medical equipment depreciation, all other costs of revenues increased by $987,000. This increase, when combined with the revenue increase, resulted in these other costs of revenues increasing from 38% of total revenues for the year ended April 30, 1994 to 54% of total revenues for the year ended April 30, 1995. This $987,000 increase was primarily due to a $221,000 increase in medical professional fees for Company-owned laser centers, a $542,000 increase in total costs of excimer laser maintenance, gasses and optics on higher volumes of PRK procedures and new centers and a $224,000 increase in MarketVision costs associated with the $244,000 increase in MarketVision revenues.

     Total gross profit decreased to a loss of $64,000 for the year ended April 30, 1995 from $338,000 for the year ended April 30, 1994. The variable gross profit, excluding depreciation and a $175,000 non-cash provision for loss relating to an advance of funds in 1991 to an Italian company, increased to $1,525,000 from $1,307,000, primarily because medical professional fees and MarketVision costs of revenue are variable costs of revenue.

     Operating Expenses. Operating expenses increased to $3,144,000 for the year ended April 30, 1995 from $2,238,000 for the year ended April 30, 1994. General and administrative expenses increased by $307,000 due to a $156,000 increase in European and U.S. professional fees (primarily for new centers and tradename protection), a $31,000 increase in insurance expenses, a $89,000 increase associated with laser relocation costs and a $31,000 increase in travel costs primarily associated with the Columbia Healthcare agreement.

     The increase in salaries and related expenses to $1,002,000 for the year ended April 30, 1995 from $695,000 for the year ended April 30, 1994 was primarily due to an increase of $175,000 as a result of the hiring of new employees in St. Louis, Canada and England, salary increases and higher commissions on increased MarketVision revenues and a $208,000 increase due to the executive incentive compensation program tied to the Company's stock price.

     Depreciation and amortization increased by $33,000 due to the amortization of previously deferred franchise costs of $159,000 and the increased amortization of certain trademark costs, depreciation of new mobile equipment and depreciation of European furniture and leasehold improvements totalling $13,000, which were partially offset by a $139,000 decrease in depreciation of the clinical laser.

     Selling and marketing expenses increased by $183,000 primarily due to a $100,000 increase in radio and newspaper advertising expenses for the European centers, a $53,000 increase in European travel costs and $39,000 associated with the initial promotion of the new MobilExcimer system. Lower radio and newspaper advertising in western Canada partially offset these increases.

     Loss from Operations. The LaserVision Centers division's loss from operations increased to $3,242,000 for the year ended April 30, 1995 from $1,870,000 for the year ended April 30, 1994, primarily due to a $655,000 increase in total depreciation and amortization expenses, a $398,000 increase in variable costs of revenue and a $1,280,000 increase in operating costs which were partially offset by a $961,000 increase in revenue. The MarketVision division generated a $34,000 operating profit for the year ended April 30, 1995 versus a $30,000 operating loss for the year ended April 30, 1994, primarily due to lower bad debt expenses and the gross profit on increased revenues.

     The domestic loss from operations increased to $1,707,000 for the year ended April 30, 1995 from $850,000 for the year ended April 30, 1994, primarily due to a $264,000 increase in salaries, a $159,000 increase in franchise amortization and a $434,000 increase in other corporate office expenses.

     The Canadian loss from operations decreased by $201,000 to $409,000 for the year ended April 30, 1995 from $610,000 for the year ended April 30, 1994. This improvement was primarily due to increased gross profit of $159,000.

     The European loss from operations increased to $1,126,000 for the year ended April 30, 1995 from $410,000 for the year ended April 30, 1994 due to a $221,000 decrease in gross profit, a $145,000 increase in payroll, a $175,000 increase in professional fees, and a $175,000 net increase in other expenses.

     Other Income (Expense). Other expense decreased to $89,000 for the year ended April 30, 1995 from $310,000 for the year ended April 30, 1994. Interest expense increased to $242,000 for the year ended April 30, 1995 from $156,000 for the year ended April 30, 1994. This increase was primarily due to a $196,000 increase in imputed (non-cash) interest expense on European laser purchases and was partially offset by a $110,000 decrease in European and other interest expense. The $116,000 income from minority interest in net loss of subsidiary for the year ended April 30, 1995 relates to one of the Company's new European operations. The $175,000 non-cash provision for loss on advance for the year ended April 30, 1994 relates to an advance of funds in 1991 to an Italian company.

INFLATION

     The Company's operations have not been, nor are they expected to be, materially affected by inflation.

LIQUIDITY AND CAPITAL RESOURCES

     Since the completion of its initial public offering in April 1991, the Company's primary sources of liquidity have consisted of financing from the sale of Common Stock and Convertible Preferred Stock, revenues from marketing and laser access services provided to ophthalmic physicians and leases. At October 31, 1996, the Company had $6,127,000 of cash and cash equivalents compared with $12,672,000 at April 30, 1996. At October 31, 1996, the Company had working capital of $4,052,000 compared with working capital of $10,002,000 at April 30, 1996. The ratio of current assets to current liabilities at October 31, 1996 was
2.0 to one, compared to 2.9 to one at April 30, 1996. At April 30, 1996, the Company had $12,672,000 of cash and cash equivalents compared with $2,126,000 at April 30, 1995. At April 30, 1996, the Company had working capital of $8,802,000 compared with a working capital deficit of $1,301,000 at April 30, 1995. The ratio of current assets to current liabilities at April 30, 1996 was 2.71 to one, compared to 0.69 to one at April 30, 1995.

     Cash Flows from Operating Activities. Net cash used for operating activities was $3,009,000 for the six months ended October 31, 1996 compared to $1,430,000 for the six months ended October 31, 1995. The cash flows used for operating activities during the six months ended October 31, 1996 primarily represent the net loss incurred in this period less depreciation and amortization and an increase in accounts payable and accrued liabilities partially offset by increases in accounts receivable and prepaid expenses and other current assets. Net cash used for operating activities was $2,879,000 for fiscal 1996 and was $1,017,000 and $899,000 for fiscal 1995 and 1994, respectively. The cash flows used for operating activities during fiscal 1996 primarily represent the net loss incurred in this period less depreciation, amortization and fixed asset impairment and an accrual for one laser. The cash flows used for operating activities in fiscal 1995 and 1994 primarily represent the net loss incurred in these periods less depreciation and amortization.

     Cash Flows from Investing Activities. Net cash used for investing activities was $4,060,000 and $1,288,000 during the six months ended October 31, 1996 and 1995, respectively. Cash used for investing during the six months ended October 31, 1996 was used to acquire equipment for the expanding U.S. market and to purchase the minority interest in the Arnott Laser Vision Centre. Net cash used for investing activities was $7,847,000 during fiscal 1996 and $1,227,000 and $2,468,000 for fiscal 1995 and 1994, respectively, and was primarily due to the acquisition of equipment, equipment deposits and acquisitions. The increase in acquisitions of equipment in fiscal 1996 is primarily due to expansion into the U.S. market and continued growth in the European market.

     Cash Flows from Financing Activities. Net cash provided by financing activities was $524,000 and $14,536,000 during the six months ended October 31, 1996 and 1995, respectively. Loan proceeds, offset by lease payments, was the primary source of cash provided by financing during the six months ended October 31, 1996.

     During the six months ended October 31, 1996, ten lasers held for sale as of April 30, 1996 were sold for their net book value of $1.2 million and four lasers (3 new, 1 used) were purchased for international use for a total of $1.7 million.

     Eight lasers were purchased for use in the United States during the six months ended October 31, 1996. Equipment deposits were utilized for a portion of the laser purchases. In addition, during the quarter ended October 31, 1996 financing was obtained for eight lasers originally purchased with cash. The four and one-half year loan restricts $1,650,000 of the cash proceeds until certain payment and financial performance criteria are met. The portion of restricted cash which will become unrestricted within a year is classified as a current asset. The Company assumed the lease obligations for up to one excimer laser in August 1996.

     During the six months ended October 31, 1996, all of the shares of restricted convertible preferred stock were converted to 2,349,991 shares of restricted common stock in accordance with the terms of the purchase agreement.

     Net cash provided by financing activities during fiscal 1996 was $21,272,000 and was primarily due to proceeds received from a private placement of the Company's Convertible Preferred Stock with a provision for mandatory redemption in 2005 and the exercise of warrants. Net cash provided by financing activities for fiscal 1995 was $3,664,000 and was primarily due to proceeds from the exercise of warrants and private stock offerings offset by the repayment of certain notes payable and capitalized lease obligations. For fiscal 1994, net cash provided by financing activities was $3,286,000 and was primarily due to proceeds received from the exercise of warrants and private stock offerings.

     The Company anticipates that its current cash and cash equivalents will be sufficient to fund operating expenses through July 1997, including any capital expenditures not financed by leasing.

     The Company anticipates that it will require additional financing to fund the Company's operations, including its proposed expansion of its mobile laser access capability, during the next 24 months. The Company's future liquidity and capital requirements will depend on numerous factors, many of which are outside the control of the Company. Future financings may result in the issuance of senior securities or in dilution to the holders of the Common Stock. Any such financing, if required, may not be available on satisfactory terms or at all.

                                    BUSINESS

     The Company is the world's largest provider of access to excimer lasers and related services for the treatment of refractive vision disorders and has 40 lasers currently available for use in the United States, Canada and Europe. The Company is also the world's only operator of mobile excimer laser systems. The excimer laser can be used to treat refractive vision disorders such as nearsightedness and astigmatism to eliminate or reduce the need for corrective lenses. LaserVision Centers operate on a shared-access model, giving individual or group ophthalmic practices use of excimer laser technology without investment risk or maintenance requirements, thereby allowing optimal use of the excimer laser equipment. In addition, the Company provides a broad range of professional services, including physician and staff training, technical support services and maintenance and, through its MarketVision and MedSource divisions, advertising and marketing programs and services.

     The Company has operated excimer laser centers in Canada and Europe since 1991 and 1993, respectively. Following the recent approval of the excimer laser technology by the FDA to treat certain refractive vision disorders, the Company began providing access to excimer lasers in fixed-site centers and to develop means for providing access to its excimer lasers at multiple locations. The Company currently owns 23 excimer lasers approved for use in the United States, and provides access at 20 domestic centers. The Company currently provides excimer lasers and related services to fixed-site centers in the United States, Canada, the United Kingdom, Finland, Greece, Sweden and Ireland and operates the MobilExcimer in Canada and the United Kingdom. In the United States, fixed-site laser centers are operated in conjunction with Columbia Healthcare or by the Company independently or through joint ventures.

     In addition to operating fixed-site centers, the Company has developed a proprietary MobilExcimer system, which is a self-contained mobile refractive laser surgery center duplicating all of the equipment and services typically found in a fixed-site location. The Company has entered into a mutually exclusive agreement with Calumet Coach Company, the world's leading manufacturer of mobile medical systems, to build the MobilExcimer. This proprietary system gives the Company flexibility which the Company believes is not currently available to its competitors and is intended to help the Company achieve broader penetration of both domestic and international markets. The Company plans to use the MobilExcimer to provide laser access and related services to communities where the Company's potential patient base is insufficient to sustain a fixed-site center, thereby enhancing the Company's ability to expand quickly into multiple markets. In November 1996, the Company received PMA approval for use of the excimer laser for treatment of low to moderate myopia, and immediately filed a supplement with the FDA for approval at the MobilExcimer. In addition to the MobilExcimer, the Company has also developed a strategy of providing access to multiple sites by transporting fixed-site lasers between sites to meet demand.

     As of October 31, 1996 the Company provided access to 35 lasers -- 13 in Europe, 2 in Canada and 20 in the United States. The Company also has two mobile systems in operation, one in Europe and one in Canada. The Company continues to explore opportunities to expand both its domestic and international operations.

     Recently, the Company has undertaken a complementary strategy to create additional ophthalmologist demand for the Company's lasers through its Refractive Management Services Organization ("RMSO"). The RMSO is a management services organization through which the Company will purchase the refractive surgery assets of the practice of ophthalmologists and enter into a management services agreement with the practice. The Company will provide management and marketing services in exchange for a share of the revenues of the refractive practice. In addition, the Company will provide access to its excimer lasers and receive a fee for each PRK procedure performed.

VISION DISORDERS

     The human eye is approximately 25 millimeters in diameter and functions much like a camera, incorporating a lens system which focuses light (the cornea and the lens), a variable aperture system which regulates the amount of light passing through the eye (the iris) and film which records the image (the retina). Light from a distant object passes through the cornea, iris, and lens, which focus the light on the retina. The

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retina contains light sensitive receptors which transmit the image through the optic nerve to the brain. Seventy-five percent of the focusing power of the eye is provided by the curvature of the corneal surface.

     Two major categories of vision disorders are refractive and pathological disorders. Refractive disorders result from an inability of the optic system to properly focus images on the retina. Nearsightedness (myopia), farsightedness (hyperopia) and astigmatism are the most common refractive disorders. The amount of refraction is dependent on the shape (specifically, the curvature) of the cornea. If the curvature is not correct, the cornea cannot properly focus the light passing through it onto the retina, and the individual will perceive a blurred image.

     Currently eyeglasses or contact lenses are most often used to treat refractive disorders. They may also be treated by several surgical techniques such as radial keratotomy ("RK"). RK is a surgical procedure used to correct myopia in which an ophthalmologist uses a scalpel to make a series of cuts approximately 400 to 450 microns deep in a radial configuration around the periphery of the cornea. The healing of the incisions causes a flattening of the cornea and corrects small to moderate amounts of myopia. Other techniques in use are keratomileusis, which involves freezing the cornea and reshaping it, and automated lamellar keratoplasty ("ALK"), which involves using a microkeratone to remove microscopic amounts of corneal tissue.

     Another major category of vision problems is pathological disorders. Traumatic, congenital and pathological sources cause defects in the cornea which result in restricted vision. A typical medical alternative for treatment of these conditions is a corneal transplant which involves major surgery and is dependent on the availability of a suitable donor cornea and on the individual surgeon's skill and experience. Corneal transplants frequently produce irregular corneal surfaces which compromise the patient's vision. Another major concern regarding corneal transplantation involves the possibility of transmission of viruses that could infect the patient.

     An industry source estimates that 145 million people in the United States currently use eyeglasses and/or contact lenses to correct refractive vision disorders. Of these individuals, an estimated 66 million suffer from nearsightedness, with approximately 60% of nearsighted persons estimated to have vision disorders within the criteria currently approved by the FDA for treatment with excimer lasers. The Company estimates that approximately one-fourth of all sufferers of nearsightedness also experience astigmatism and an additional 23 million people in the United States suffer from astigmatism but do not experience nearsightedness. According to industry sources, consumers in the United States spent approximately $13 billion on eyeglasses, contact lenses and other corrective lenses in 1994. The Company believes that excimer laser surgery will make it possible for many of these people to eliminate or reduce their reliance on corrective lenses. In particular, the Company believes that many of the approximately 26 million contact lenses users in the United States will be particularly receptive to laser surgery as they have already chosen to use an alternative to eyeglasses for vision correction.

     Industry sources estimate that 200,000 RK procedures were performed in the United States in 1994. Because RK is a manual procedure and is not performed with a computer-controlled device, it is highly dependent on the surgical skill of the ophthalmologist performing the procedure. In addition, because RK involves incisions into the corneal tissue, it weakens the structure of the cornea which can have adverse consequences as patients age. Furthermore, RK has never undergone a controlled clinical study under an FDA protocol because no medical devices, other than a scalpel, are used in the procedure. The Company believes, based on currently available follow-up data and market trends in countries where laser surgery is commercially available, that more people will seek vision correction through laser surgery than through RK because PRK involves reduced surgical risk, does not weaken the corneal tissue, is less invasive and is less dependent on the ophthalmologist's skill.

EXCIMER LASER SURGERY

     An excimer laser emits energy in an extremely short pulse lasting only several billionths of a second. High energy ultraviolet photons produced by the excimer laser create a "non-thermal" process known as ablation which does not heat adjacent tissue. The excimer laser can be used to treat refractive vision disorders such as nearsightedness and astigmatism in the PRK procedure. PRK involves using the excimer laser to resculpt the

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

cornea. This adjusts the amount of refraction which in turn eliminates or reduces the need for corrective lenses. The excimer laser can also be used to treat a number of pathological superficial corneal disorders in a procedure called PTK. Excimer lasers manufactured by VISX and Summit have been approved for treatment of low to moderate myopia, and VISX is currently in the process of pursuing FDA approval for use of its laser for the treatment of astigmatism. Excimer lasers can also be used to perform a procedure known as LASIK in which an ophthalmologist uses a microkeratone to open a flap on the surface of the cornea. Laser energy is then used to ablate corneal cells on the exposed surface to improve the person's visual acuity, and the flap is then folded back into place. LASIK may be more predictable in treating high levels of myopia, but has not been specifically approved in the United States by the FDA.

     Excimer lasers are designed to reshape or sculpt the cornea to correct common visual problems such as nearsightedness and astigmatism by changing the curvature of the cornea, and therefore, the focusing power of the eye. The laser's functions are controlled by a computer based work station. The physician enters the patient data into the system's computer, which makes the calculations necessary for a precise corneal correction. After a verification procedure, the physician cleans and aligns the eye, initiates the treatment and visually monitors the eye during surgery. The procedure lasts approximately 15 or 20 minutes and generally requires less than 40 seconds of laser time. The natural protective cover of the cornea, called the epithelium, typically regrows in 24 to 72 hours to recreate a smooth optical surface over the laser modified curvature of the cornea.

     Some potential medical risks have been identified in connection with the use of PRK surgery and there may be other risks which will not be known until the procedure has been widely used and monitored. Potential complications and side effects include: post-operative discomfort; corneal haze during healing (an increase in the light scattering properties of the cornea); glare/halos (undesirable visual sensations produced by bright lights); decreases in contrast sensitivity; temporary increases in intraocular pressure in reaction to procedure medication; modest fluctuations in refractive capabilities during healing; modest decreases in best corrected vision (i.e., with corrective lenses); unintended over-or under-corrections; regression of effect; disorders of corneal healing; corneal scars; corneal ulcers and induced astigmatism.

BUSINESS STRATEGY

     The Company's goal is to retain its leadership position as the world's largest provider of access to excimer lasers and related services for ophthalmic surgery. In order to achieve this goal, the Company will expand its relationships with eyecare practitioners through its shared-access model, which allows individual or group ophthalmic practices use of excimer laser technology without investment risk or maintenance requirements. Shared access also allows optimal use of the excimer laser systems, thereby maximizing Company revenues.

THE COMPANY'S GROWTH STRATEGY COMBINES THE FOLLOWING IMPORTANT ELEMENTS:

          -- Increase Market Penetration. The Company intends to increase its market penetration by using a combination of fixed-site laser centers operated by the Company or as joint ventures, including through its agreement with the Ambulatory Surgery Division of Columbia Healthcare, expanded use of the MobilExcimer system and other methods of providing access to its excimer lasers at multiple sites, and through its RMSO program.

          -- Promote Alliances With Physicians. A key element of the Company's shared-access model is the promotion of alliances with physicians within a community to maximize laser usage and resulting revenues. Through these alliances, the Company attracts ophthalmologists who are not able or willing to purchase, finance and maintain a laser. The Company continues to work with the physicians after a center is opened by providing technical support and training as well as sales and marketing expertise. By providing these services, the Company goes beyond providing laser access and actively works with the physicians to increase the number of consumer inquiries and to turn such inquiries into procedures performed. The Company's RMSO program is an integral part of this strategy.

          -- Grow Through Acquisitions. The Company seeks to expand its presence worldwide through complementary acquisitions of other laser operators, including direct competitors, as well as acquisitions

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

     of businesses that provide related equipment or services. The Company expects to take advantage of ongoing market consolidation in Europe through strategic acquisitions of competitors. In addition, the Company believes that the emerging market for the Company's services in the United States will initially be fragmented, as it was in Europe, and may subsequently offer consolidation opportunities.

          -- Expand Strategic Relationships. The Company intends to solidify and expand its existing strategic alliances with health care providers, equipment manufacturers, major employers, managed care providers and other third party payors in order to provide the Company access to a larger patient base.

OPERATION OF LASER CENTERS

     The Company provides access to excimer lasers and related services for ophthalmological surgery, collecting a fee for each procedure performed by independent ophthalmologists. Currently, patients are charged approximately $1,500 to $2,200 per eye for the procedure. The Company's fee ranges from approximately $400 to $1,000 per procedure, depending on the services provided by the Company. The Company provides access to excimer lasers and related services through fixed-site laser centers and its MobilExcimer system. The Company currently provides excimer lasers and related services to fixed-site centers in the United States, Canada, the United Kingdom, Finland, Greece, Sweden and Ireland and operates the MobilExcimer in Canada and the United Kingdom. In the United States, fixed-site laser centers are operated in conjunction with Columbia Healthcare or by the Company independently or through joint ventures.

COLUMBIA HEALTHCARE

     The majority of the Company's currently operating U.S. laser centers operate in selected Columbia Healthcare ambulatory surgery centers. The Company's agreement with Columbia Healthcare provides the Company with the exclusive right to provide excimer laser equipment and related services (marketing, technical support and service) to Columbia Healthcare ambulatory surgery centers. The Company and Columbia Healthcare jointly determine which surgery centers and physician users will be served with excimer lasers (fixed-site or mobile) through a comprehensive business planning process. This process takes into account such factors as market demographics, the number of potential physician users, projected case volume and competition.

     Under the agreement with Columbia Healthcare, the Company provides either the VISX or Summit excimer laser, as specified by the physician users. In some cases, the Company may also provide other equipment such as a corneal topographer. In addition, the Company provides physician and staff training, technical support services and maintenance of the laser, as well as marketing support. Marketing support includes advertising and promotional materials for the center as well as for physician users who elect to participate in a center-level marketing plan. Columbia Healthcare provides space in its facility to accommodate the laser in an appropriate setting, staff to handle inquiries, surgical and support staff and surgical disposables. Typically, the facility and equipment portions of the surgical fee are collected by the Columbia Healthcare center on the date of treatment and the Company is paid monthly for treatments performed during the previous month. The Company and Columbia Healthcare each receive a fixed fee for the equipment and services provided, with the Company receiving a net fee of $450 to $850 per procedure depending on the services provided.

     Currently, the Company provides lasers and related services to 17 Columbia Healthcare facilities.

MOBILEXCIMER

     The MobilExcimer is a self-contained mobile refractive laser surgery center, containing a laser and other equipment identical to that typically found in a fixed-site location. The mobile unit is designed to offer excimer laser access to ophthalmologists practicing in communities where the Company's potential patient base is insufficient to support a fixed-site laser surgery facility. Depending on such factors as case volume and distances between sites, a MobilExcimer unit can serve up to five sites per week. The Company intends to implement logistical and routing systems to coordinate use of the MobilExcimer units in a manner that will

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

maximize utilization of capacity and service to patients. Because the Company will provide more services and convenient access and location, it is anticipated that procedures performed with the MobilExcimer will typically generate higher fees per procedure than those performed at fixed-site LaserVision Centers. Currently, these fees are expected to range from approximately $800 to $1,000 per procedure.

     The Company has entered into a mutually exclusive agreement with Calumet, the world's leading manufacturer of mobile medical systems, which provides that Calumet will produce and the Company will purchase a minimum of four MobilExcimers units per year (up to an aggregate of 13) from the date of FDA approval of the MobilExcimer through mid-1999. So long as minimum orders are maintained, Calumet has agreed not to produce mobile laser surgery vehicles for entities other than the Company. This agreement provides the Company with a reliable source of supply from Calumet, which currently manufactures more than 60 percent of the mobile medical systems being used in the United States.

     The mobile units are larger than many fixed laser surgery sites, with a movable exterior wall allowing the MobilExcimer to expand in size upon reaching its destination. The unit has electrical systems that are adaptable for use in the U.S., Canada and Europe. The MobilExcimer can operate with port electrical hookups or an internal generator, either of which are supported by an uninterruptible power supply. The units utilize the Company's patented MobilExcimer mounting system which allows the delicate internal systems of the excimer laser to withstand the rigors associated with mobile operation.

     The first PRK procedure in a MobilExcimer was performed in September 1994 by a Canadian ophthalmologist under the supervision of Dr. Stephen Trokel, the developer of the PRK procedure using the excimer laser. The Company currently operates two mobile units, one serving more than ten sites in Europe and the other serving five sites in Canada. The MobilExcimer system has not been approved for use in the United States by the FDA. In June 1996, the Company submitted a PMA application with the FDA for the use of VISX's excimer laser system for treatment of low to moderate myopia, which is the first step in seeking approval for the MobilExcimer. Pursuant to an agreement with VISX entered into in May 1996, this PMA application incorporates the information contained in the PMA applications filed with and approved by the FDA for use of VISX excimer lasers for PRK and PTK procedures. If its PMA application is approved, the Company intends to submit a supplement to this PMA application to obtain FDA approval for use of the excimer laser on the MobilExcimer. It is uncertain when, if ever, the FDA will approve excimer lasers for mobile use. See "Risk Factors -- Uncertainty of FDA Approval of MobilExcimer."

     The Company believes that the MobilExcimer will provide logistical flexibility in the developing market for PRK. The MobilExcimer will allow the Company to service locations that will not currently support the installation of a fixed-site laser. Over time, the volumes at such locations may grow to be sufficient to support a fixed-site center. Conversely, the volumes at an existing fixed-site center may fall. Due to the flexibility of its MobilExcimer, the Company will be in a position to move a laser from a fixed-site center to a more attractive location while continuing service to the existing location with the MobilExcimer. The Company is also developing other methods of transporting lasers to multiple locations to complement the MobilExcimer.

OTHER LASER CENTERS

     U.S. Centers. The Company currently has two U.S. centers that are not associated with Columbia Healthcare: the Company's LaserVision Center in St. Louis, which is wholly owned and operated by the Company, and the center at the Phillips Eye Institute in Minneapolis, which is owned and operated by a joint venture between the Company and the facility provider. The services the Company provides to these centers are virtually identical to those provided to centers located at Columbia Healthcare facilities. Sites are selected based on a number of criteria, such as the number of physicians who indicate a substantial interest in using the center, the historical surgical volumes of these physicians, demographic factors, the results of market research and local media costs. The Company receives a net fee of $500 to $940 per PRK procedure performed at these centers, depending on the services provided by the Company.

     Canadian Center. The Company currently owns and operates a LaserVision Center located in Montreal, Quebec. The Company complements the Montreal site by employing its Canadian MobilExcimer unit to serve five additional locations in Canada which the Company believes are not suitable for the

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investment required for a fixed site. The Company receives a net fee of $500 to
$950 (U.S.) per procedure performed at Canadian centers, depending on the services provided by the Company.

     European Centers. The Company provides access to 12 fixed-site excimer lasers in Europe. The Company owns and directly operates three centers and one MobilExcimer. The remaining lasers and related services are provided to other entities pursuant to leases and associated contracts. The Company has continued to consolidate operations in Europe and has redeployed the lasers from several fixed-site centers which were not cost effective to operate as fixed-site centers. The MobilExcimer system operating in Europe has enabled the Company to continue to serve the markets formerly served by the centers which were closed, while simultaneously reducing the fixed operating costs attributable to these markets. The Company has also recently acquired two fixed-site centers formerly operated by New Image Laser Centers, along with a database with the names of 17,000 potential patients for the two new centers. The Company receives a net fee of $400 to $950 (U.S.) per European laser surgery procedure, depending on the services provided by the Company.

RMSO

     The Company has developed its RMSO program to increase its alliances with ophthalmologists with active refractive practices, involving both RK and PRK, as a means of increasing demand for its excimer lasers. The RMSO is a management services company through which the Company will purchase the refractive surgery assets of the practice of the ophthalmologist for cash.

     At the same time, the Company will enter into a management services agreement under which the Company will provide management and marketing services to the ophthalmologist's refractive practice in exchange for a percentage of the revenues related to the practice. The Company will also provide access to its excimer lasers and receive a fee for each procedure performed. In exchange, the ophthalmologist will receive Company stock, options to purchase Company stock and cash equal to an agreed upon multiple of the practice's revenue stream.

     The Company currently has only one RMSO agreement in place with Lindstrom Samuelson & Harlen Ophthalmology Associates, P.A. (Dr. Lindstrom is a member of the Board of Directors and the medical advisory board.) Although the Company is negotiating with a number of other ophthalmologists, there can be no assurance any additional RMSO agreements will be consummated.

SUPPLIERS

     The current cost of an excimer laser ranges from $475,000 to $525,000, plus sales tax, as well as $250 per U.S. PRK procedure to be paid to a partnership between VISX and Summit which owns certain patent rights with respect to the excimer laser. In addition, the Company will be required to pay an annual royalty fee of approximately $44,000 to VISX with respect to a laser operated in Canada. The purchase price includes a one or two year warranty on all parts except the optics (mirror and glass components) which carry a 30-day warranty. Annual maintenance and service fees are paid by the Company and are estimated at $40,000 to $60,000 per year, but will vary with usage.

     The Company currently has an available base of 40 excimer lasers worldwide, comprised of 34 VISX and 6 Summit lasers. The Company has the flexibility to utilize either manufacturer, depending on the preference of physician users at each center.

MARKETVISION AND MEDSOURCE

     MarketVision and MedSource comprise the Company's ophthalmic marketing divisions. Both MarketVision and MedSource, which the Company acquired effective February 1996, provide marketing services designed to increase ophthalmic surgical volume. MarketVision operates as an advertising and marketing agency, while MedSource provides services more directly related to planning, training and consulting.

     MarketVision and MedSource derive income from several sources. Revenue is realized from commissions earned from placing print and broadcasting media, retainer fees for various services and mark-ups on

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

direct mail and related collateral materials. While both entities enjoy their own clientele, both are involved in administering the marketing of the Company's LaserVision Centers.

MARKETING

     The degree to which PRK, PTK and the Company's LaserVision Centers can penetrate the potential market for vision correction will depend on a variety of factors including, but not limited to, medical and public acceptance of these procedures and alternative technologies. None of these factors is under the immediate control of the Company nor is any predictable at this time.

     The Company's regional managers identify potential physician users through professional meetings and direct marketing efforts, including printed materials and personal contact. The Company directs its patient marketing efforts at three potential patient sources: the ophthalmologist's patient base, other eyecare and medical professionals' patient base and consumers as a whole.

          -- Ophthalmologist's Patient Base. The Company works with ophthalmologists who have indicated an interest in using the center to communicate with existing patients. Strategies include direct mailings with information related to PRK, collateral and point of purchase materials to reach patients during office visits and video tape presentations which can be used to educate patients about PRK.

          -- Other Eyecare and Medical Professionals' Patient Base. The Company works to form alliances between its ophthalmic surgeons and optometrists. These referral networks are valuable in referring optometric patients to a LaserVision Center. The Company helps to form these referral networks by offering training for the optometrists, who are then able to provide pre-operative screenings as well as post-surgical co-management of their patients. The Company also provides its physician users with marketing materials designed to foster these referrals and help generate patients.

          -- Consumers. The Company begins planning a center's marketing program before the laser is shipped by analyzing available media for the targeted demographic group. The marketing program consists of advertising and public relations. Public relations efforts attempt to place news stories in various media which will highlight the opening of the center and the availability of PRK in the market. The Company utilizes radio, print, television and direct mail to disseminate its message to prospective patients. Prospective patients then respond to a toll free number (888-LaserVision) and the calls are answered by Company representatives who qualify the prospective patients and record the prospective patients' names and related information into a computer system which can be used for subsequent mailing lists. The representative makes an appointment with a local center or surgeon to determine whether the prospective patient is a candidate for the surgery. Based on its experience operating centers internationally and providing marketing services to refractive surgeons, the Company believes that the conversion level is higher when calls are received and processed by a central system. Prospective patients are routed to exams and given educational materials about PRK. If the prospective patient elects not to proceed to surgery following the exam process, the prospective patient's name is placed on a follow-up list and additional materials are sent to the prospective patient over a defined period of time.

COMPETITION

     LaserVision Centers. The market for access to excimer lasers is highly competitive. The Company competes with several other companies, including at least one manufacturer of laser equipment, in providing access to excimer lasers in the United States and internationally. Summit, one of two suppliers of laser equipment to the Company, has indicated it will open approximately 20 laser centers in the United States during 1996. Other companies are currently in the process of gaining FDA approval for their lasers and these companies may elect to enter the laser center business. Other nonmanufacturing companies which have indicated they intend to operate or already operate laser centers in the United States are: Beacon Laser Centers, Inc., Global Vision, Inc., LCA Vision, Inc., Sight Resources, Inc., Sterling Vision, Inc., The Laser Centre (TLC) and 20/20 Laser Centers, Inc. The Company also competes with laser centers operated by local operators in certain markets. There can be no assurance that any reduction in per procedure fees that may result from increased competition will be compensated for by an increase in procedure volume.

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     The treatments offered by the Company's LaserVision Centers also compete with other present forms of treatment for refractive disorders, including eyeglasses, contact lenses, refractive surgery, corneal transplants and other technologies currently under development. The Company expects that companies which have developed or are developing new technologies or products, as well as other companies (including established and newly formed companies), may attempt to develop new products directly competitive with the excimer lasers that are to be utilized by the Company or could introduce new or enhanced products with features which render the equipment to be used by the Company obsolete or less marketable. The ability of the Company to compete successfully will depend in large part on its ability to adapt to technological changes and advances in the treatment of refractive vision disorders. There can be no assurance that, as the market for excimer laser surgery and other treatments of eye disorders develops, the Company's equipment will not become obsolete, and if this occurs, that the Company will be able to secure new equipment to allow it to compete effectively.

     MarketVision and MedSource. The advertising and marketing businesses in which the Company's MarketVision and MedSource divisions are engaged are highly competitive. Clients have the freedom to move from one advertising agency to another with comparative ease since the relationships normally can be terminated on short notice. MarketVision and MedSource compete with several national and regional ophthalmic specialty marketing companies, as well as national and local advertising agencies which may handle diverse client activities. MarketVision and MedSource may be hampered by their affiliation with LaserVision Centers in that some customers may consider them competitors which could adversely affect the ability of these divisions to continue to attract outside business.

PATENTS AND TRADEMARKS

     The names LASERVISION(R), LASERVISION CENTERS AND DESIGN(R), LASERVISION CENTERS(R), LASERVISION CENTER(R) and MobilExcimer(R) are registered U.S. service marks of the Company. In addition, the Company owns service mark registrations in a number of foreign countries. The Company has also secured a patent for the MobilExcimer mounting system. The Company's service marks, MobilExcimer patent and other proprietary technology may offer the Company a competitive advantage in the marketplace and could be important to the success of the Company. There can be no assurance that one or all of these registrations will not be challenged, invalidated or circumvented in the future. The Company is currently involved in two legal proceedings which could result in an adverse impact on its rights to certain of such registrations. Litigation regarding intellectual property is common and there can be no assurance that the Company's service mark registrations and patent will significantly protect the Company's intellectual property. The defense and prosecution of intellectual property proceedings is costly and involves substantial commitments of management time. Failure to defend the Company's rights with respect to its intellectual property would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Legal Proceedings."

GOVERNMENT REGULATION

     The manufacturing, labeling, distribution and marketing of medical devices such as the excimer lasers to which the Company provides access are subject to extensive and rigorous government regulation in the United States and in certain other countries. The Federal Food, Drug, and Cosmetic Act requires that medical devices introduced to the U.S. market, unless exempted by regulation, secure either an approved PMA application or a premarket notification clearance (known as a 510(k)). Excimer lasers are required to be the subject of an approved PMA application.

     The manufacturers of the excimer lasers to which the Company provides access have received approval of their PMA applications for use of their lasers in PTK and PRK procedures for the treatment of low to moderate myopia. However, certain FDA officials have advised the Company that they believe that these lasers are not approved for mobile use, and therefore FDA approval is required in order to operate the MobilExcimer in the United States. In order to obtain approval for the MobilExcimer, the Company submitted in June 1996 its own PMA application for the FDA-approved VISX laser. In November 1996, the Company received approval of its PMA and immediately submitted a supplement to the PMA application to cover use of the laser in the MobilExcimer. Restrictions and limitations imposed by the FDA could adversely affect the Company's ability to use or promote the MobilExcimer. Delays in receipt of or failure to receive approval, or restrictions on the use of the MobilExcimer, could have a material adverse effect on the Company's business, financial condition and results of operations. The FDA may take a similar position with respect to the Company's other methods for providing access to its excimer lasers at multiple locations.

     PMA holders and manufacturers and certain users of medical devices are subject to continuing FDA obligations. Medical devices are required to be manufactured in accordance with regulations setting forth current Good Manufacturing Practices ("GMP"), which require that devices be manufactured and records be maintained in a prescribed manner with respect to manufacturing, testing and control activities. It is the FDA's view that with respect to excimer lasers, users, as well as manufacturers, are required to comply with FDA requirements with respect to labeling and promotion. The Medical Device Reporting regulation adopted by the FDA would require that the Company provide information to the FDA whenever there is evidence to reasonably suggest that one of its devices may have caused or contributed to a death or serious injury, or that there has occurred a malfunction that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. PMA holders and manufacturers and certain users of medical devices are subject to periodic inspections by the FDA. Failure to comply with applicable FDA requirements could subject the Company to enforcement action, including product seizures, recalls, withdrawal of approvals, and civil and criminal penalties, any one or more of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, clearances or approvals could be withdrawn in appropriate circumstances. Failure of the Company or its principal suppliers to comply with regulatory requirements, or any adverse regulatory action, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The FDA has promulgated performance standards for lasers. Unless the FDA approves a variance from such standards, manufacturers of excimer lasers must comply with such standards as well as with special certification, labeling, reporting and record keeping requirements. The failure of the Company or its principal suppliers to comply with these standards could have a material adverse effect on the Company's business, financial condition and results of operations.

     Medical device laws and regulations are also in effect in many of the countries in which the Company currently conducts or may in the future conduct business outside the U.S. These range from comprehensive device approval requirements to requests for product data or certifications. The number and scope of these requirements are increasing. Medical device laws and regulations are also in effect in some states in which the Company currently conducts or may in the future conduct business. The failure of the Company to obtain necessary product approvals in a timely fashion or to comply with state or foreign medical device laws and regulations may have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, federal, state and foreign laws and regulations regarding the manufacture and marketing of medical devices are subject to change. For example, the FDA is currently considering significant changes to its GMP and to other regulations. The Company cannot predict what impact, if any, such changes might have on its business; however, such changes could have a material adverse impact on the Company's business, financial condition and results of operations.

     There are currently two manufacturers, VISX and Summit, that have received FDA approval to market excimer lasers for PTK and PRK for low to moderate myopia. Lack of timely FDA approval for use of PRK for other indications, such as astigmatism and hyperopia (farsightedness) could have a material adverse effect on the Company's planned expansion in the United States market. Furthermore, the failure of these and any other manufacturers that supply excimer lasers to the Company to comply with applicable federal, state, or foreign regulatory requirements, or any adverse regulatory action against such manufacturers, could restrict the supply of lasers or restrict the ability of the Company to provide access to the lasers. The inability of the Company to obtain lasers for sale or use in the United States or elsewhere due to lack of regulatory approval, or otherwise, could prevent the Company from establishing or maintaining LaserVision Centers and MobilExcimers, which would have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

     The Company currently has 53 employees. Management believes that the Company's relationship with its employees is satisfactory. As the Company expands, it expects to add additional employees in technical, marketing and management positions. The Company does not anticipate any difficulty in hiring such personnel when needed.

DESCRIPTION OF PROPERTY

     The Company currently occupies 9,970 square feet of space in St. Louis County, Missouri for its corporate headquarters under a lease which expires in 2001. The Company also leases 2,700 square feet of space in St. Louis County, Missouri for its St. Louis LaserVision Center under a lease which expires in 2001.

     LVCI Management (Quebec), Inc., a wholly-owned subsidiary of the Company, leases approximately 2,200 square feet of space in Montreal, Quebec, Canada, which houses the Montreal LaserVision Centre. The Company's wholly-owned European subsidiary leases approximately 3,000 square feet of space on Harley Street in London, England, which houses the Harley Street LaserVision Centre and has short term subleases on 2,500 square feet centers in Solihill, England and Edinburgh, Scotland.

     All other lasers operated by the Company are located in centers owned or leased by other parties. The Company does not have any material lease obligations associated with such centers.

LEGAL PROCEEDINGS

     The Company is a party to the following material legal proceedings:

     During fiscal 1992, the Company hired Chester Financial Incorporated ("CFI"), an investor relations consulting firm, and agreed to issue CFI 100,000 to 150,000 warrants to purchase the Company's common stock at $5.00 per share. Due to CFI's failure to perform and breach of contract, the Company filed suit against CFI, David J. Chester (an officer, director and shareholder of CFI) and John Daniel (an employee and agent of CFI) in the Circuit Court of St. Louis County, Missouri on December 18, 1992 to terminate the contract, void the warrants and recover fees and expenses. The disputed warrants are not included
in Note   of the financial statements. Management does not expect this claim will have a material adverse effect upon the Company.

     On March 24, 1995, the Company filed suit against 20/20 Laser Centers, Inc. ("20/20") in the United States District Court for the Southern District of California alleging trade mark, service mark and trade name infringements and other related violations of law. An agreement in principle was reached to settle the lawsuit between the Company and 20/20. No payment will be made by either party to the other and 20/20 has agreed to certain restrictions on its use of the term "Laser vision correction." A formal settlement agreement is currently being finalized.

     A lawsuit entitled Lanny S. Odin v. Laser Vision Centers, Inc. and Medical Care International, Inc., was filed in the Circuit court of St. Louis County, Missouri on August 5, 1996. This case involves a claim for unspecified damages by a former franchisee of the Company against the Company and Medical Care International, Inc., assignee of the franchises. The Company intends to vigorously defend the lawsuit.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The directors, executive officers and key personnel of the Company, their positions with the Company, and their ages are as follows:

                  NAME                       AGE                    POSITION
                  ----                       ---                    --------
John J. Klobnak..........................    46     Chairman of the Board and Chief Executive
                                                    Officer
Alan F. Gillam...........................    54     President, Director
Robert W. May............................    49     Vice-Chairman of the Board, General
                                                    Counsel and Secretary
B. Charles Bono III......................    49     Executive Vice President, Chief Financial
                                                    Officer and Treasurer
James C. Wachtman........................    35     Executive Vice President and Chief
                                                    Operating Officer -- North America
Dr. Henry Simon..........................    66     Director
James M. Garvey..........................    48     Director
Richard Lindstrom, M.D...................    49     Director
Steven C. Straus.........................    40     Director

     JOHN J. KLOBNAK. Mr. Klobnak has served as Chairman of the Board and Chief Executive Officer of the Company since 1993. From 1990 to 1993, Mr. Klobnak served as the Company's President and Chief Executive Officer. From 1986 to 1990, he served as Chief Operating Officer and subsequently President of MarketVision, a partnership acquired by the Company upon its inception in 1990. Prior to 1986, Mr. Klobnak was an advertising and marketing consultant.

     ALAN F. GILLAM. Since 1993, Mr. Gillam has served as President and, until June 1, 1996, as Chief Operating Officer of the Company. From 1991 to 1993, Mr. Gillam was the International Director of the excimer laser project for Alcon Surgical, Inc., a division of one of the world's largest eyecare specialty companies. Prior to 1991, Mr. Gillam was area director for Alcon in Northern Europe and Africa.

     ROBERT W. MAY, ESQ. Mr. May joined the Company as its Vice-Chairman and General Counsel in September 1993. Prior to joining the Company as a full-time employee, Mr. May served as Corporate Secretary and a director of the Company and was a partner in the St. Louis, Missouri law firm of May and Berne, the former general corporate counsel for the Company, from 1985 until 1993.

     B. CHARLES BONO III. Mr. Bono joined the Company as Executive Vice President, Chief Financial Officer and Treasurer in 1992. From 1980 to 1992, Mr. Bono was employed by Storz Instrument Company, a global marketer of ophthalmic devices and pharmaceutical products, serving as Vice President of Finance from 1987 to 1992. He is not related to Frank J. Bono III, Vice President of Sales for the Company.

     JAMES C. WACHTMAN. Mr. Wachtman joined the Company as Chief Operating Officer -- North American Operations effective May 30, 1996. From 1983 until he joined the Company, Mr. Wachtman was employed by McGaw, Inc., a manufacturer of disposables for home infusion, in various positions. Most recently, he served as Vice President/Operations of CAPS, a hospital pharmacy division of McGaw.

     DR. HENRY SIMON. Dr. Simon has served as a director of the Company since November 1995. Since 1996, he has served as Chairman and from 1993 to 1996 as CEO and Managing Partner of Schroder Ventures International Life Sciences Advisers, a venture capital advisory company. Dr. Simon serves as Chairman of Mitel, Inc., a manufacturer of telecommunications equipment and Shire Pharmaceutical Group plc, a British company. Dr. Simon is also a director of Chiroscience plc and Micromass in the U.K.

     JAMES M. GARVEY. Mr. Garvey has served as a director of the Company since November 1995. Mr. Garvey serves as Chief Executive Officer and Managing Partner of Schroder Ventures Life Sciences Advisors, a venture capital advisory company which he joined in May of 1995. From 1989 to 1995, Mr. Garvey was Director of Allstate Venture Capital, the $600 million venture capital division of Allstate Corp., after initially directing Allstate Venture Capital's health care investment activity. Mr. Garvey is currently a director of Allscrips Pharmaceutical and J&C Healthcare and has served as director and Chairman of several public and private healthcare companies.

     RICHARD L. LINDSTROM, M.D. Dr. Lindstrom has served as a director of the Company since November 1995. Since 1979, Dr. Lindstrom has been engaged in the private practice of ophthalmology and has been the President of Lindstrom, Samuelson & Hardten Ophthalmology Associates, P.A. since 1989. In 1989, Dr. Lindstrom founded the Phillips Eye Institute Center for Teaching & Research, a ophthalmic research and surgical skill education facility, and he currently serves as the center's Medical Director. Dr. Lindstrom has served as an Associate Director of the Minnesota Lions Eye Bank since 1987. From 1980 to 1989, he served as a Professor of Ophthalmology at the University of Minnesota. Dr. Lindstrom received his M.D. and his B.A. and B.S. degrees from the University of Minnesota.

     STEVEN C. STRAUS. Mr. Straus has served as a director of the Company since January 1996. He currently serves as Senior Vice President of the Ambulatory Surgery Division of Columbia Healthcare, the world's largest for-profit health care provider. Mr. Straus was employed in a similar capacity with Medical Care America, Inc. from 1993 until Medical Care America was merged into Columbia Healthcare Corporation in 1994. From 1986 to 1993, Mr. Straus held various positions with Baxter Healthcare Corporation and from 1978 to 1985 was employed by American Hospital Supply Corporation.

     All directors hold office until the next annual meeting of stockholders or the election and qualification of their successors. Other than Non-Qualified Stock Options and/or warrants, directors of the Company do not receive any compensation for their services as members of the Board of Directors but are entitled to reimbursement for expenses incurred in connection with their attendance at Board of Directors meetings. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to five executive officers earning total compensation at annual rates in excess of $100,000 during the fiscal year ended April 30, 1996:

                           SUMMARY COMPENSATION TABLE

              NAME AND                   FISCAL                                     WARRANTS AND
         PRINCIPAL POSITION               YEAR       SALARY         BONUS(B)          OPTIONS
         ------------------            -----------  --------        --------        ------------
John J. Klobnak......................  April, 1996  $186,000(a)      $124,330                  0
  Chief Executive Officer
                                       April, 1995  $146,575         $ 56,835             25,000(c)
                                                                                          85,000(d)
                                       April, 1994  $143,000         $ 16,250            116,000(e)
                                                                                          52,500(f)
                                                                                          13,000(g)
Alan F. Gillam.......................  April, 1996  $185,340(a)      $123,890                  0
  President
                                       April, 1995  $146,063         $ 56,636             25,000(c)
                                                                                          80,000(d)
                                       April, 1994  $142,500         $ 16,193            219,000(e)
                                                                                          50,000(f)
                                                                                          12,000(g)
Robert W. May........................  April, 1996  $156,710(a)      $104,750                  0
  Secretary and General
  Counsel                              April, 1995  $123,880         $ 47,880             25,000(c)
                                                                                          75,000(d)
                                       April, 1994  $120,000         $ 15,692             47,500(f)
                                                                                          11,500(g)
                                                                                          30,000(j)
B. Charles Bono III..................  April, 1996  $143,950(a)      $ 96,230                  0
  Executive Vice President
  Chief Financial Officer              April, 1995  $113,410         $ 43,975             15,000(c)
  and Treasurer                                                                           50,000(d)
                                       April, 1994  $110,000         $ 12,500              8,500(g)
T. Wesley Dunn.......................  April, 1996  $125,000(al)     $ 10,400             75,000(h)
  Vice President --
  Marketing

---------------
(a) Annual compensation rate as of April 30, 1996, effective since October 11, 1995.
(a1) Effective since February 1, 1996.
(b)  Earned during fiscal year, paid by the following May or June.
(c)  Warrants with exercise price of $7.75 per share.
(d)  Unregistered warrants with exercise price of $9.00 per share.
(e) Warrants received as part of new employment contract with exercise price of $5.00 per share.
(f)  Warrants with exercise price of $7.50 per share.
(g)  Warrants with exercise price of $5.00 per share.
(h)  Non-Qualified Warrants with exercise price of $12.625 per share.

                   WARRANT AND OPTION GRANTS LAST FISCAL YEAR

     The following table shows information regarding each stock option or warrant granted during fiscal 1996 to each of the named executive officers. The potential realizable values that would exist for these options or warrants are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant over the full term of the option as required by SEC regulations. Actual gains, if any, on stock options and warrant exercises are dependent on the future performance of the Common Stock.

                                                                                         POTENTIAL
                                                                                         REALIZABLE
                                               PERCENT OF                                 VALUE AT
                                                  TOTAL                                   ASSUMED
                                  NUMBER OF    OPTIONS AND                              ANNUAL RATES
                                   SHARES       WARRANTS                               OF STOCK PRICE
                                 UNDERLYING    GRANTED TO                               APPRECIATION
                                 OPTIONS AND    EMPLOYEES    EXERCISE                    FOR OPTION
           NAME AND               WARRANTS      IN FISCAL    PRICE PER    EXPIRATION      TERM(2)
           POSITION              GRANTED(1)       YEAR         SHARE         DATE       5%($)/10%($)
           --------              -----------   -----------   ---------   ------------  --------------
John J. Klobnak................         0          N/A            N/A             N/A          N/A
Robert W. May..................         0          N/A            N/A             N/A          N/A
Alan F. Gillam.................         0          N/A            N/A             N/A          N/A
B. Charles Bono................         0          N/A            N/A             N/A          N/A
T. Wesley Dunn.................    75,000         62.5%       $12.625     January 31,    $261,604/
                                                                                 2001    $ 578,077

---------------
(1) Options and warrants granted to employees under the 1994 Non-Qualified Warrant Plan and the 1990 Incentive Stock Option Plan vest ratably over periods from two to three years and are granted at prices equal to or greater than the market price on the date of grant.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF
                                                                    SECURITIES            VALUE OF
                                                                    UNDERLYING           UNEXERCISED
                                                                   UNEXERCISED          IN-THE-MONEY
                                                                    OPTIONS AT           OPTIONS AT
                                    NUMBER OF                         FY-END              FY-END(1)
                                 SHARES ACQUIRED      VALUE        EXERCISABLE/         EXERCISABLE/
             NAME                 UPON EXERCISE     REALIZED      UNEXERCISABLE         UNEXERCISABLE
             ----                ---------------    ---------    ----------------    -------------------
John J. Klobnak................      20,000         $191,250       360,666/45,834    $2,915,277/$253,648
Chief Executive Officer
Alan F. Gillam.................      50,000         $463,281       290,167/45,833    $2,355,188/$256,250
President
Robert W. May..................      30,000         $259,379       157,750/43,750    $1,088,563/$245,313
Secretary and
General Counsel
B. Charles Bono, III...........       4,100         $ 30,863       100,917/27,083      $718,500/$150,000
Exec. VP, CFO
and Treasurer
T. Wesley Dunn.................           0         $      0         9,375/65,625       $15,234/$106,641
Vice President --
Marketing

---------------
(1) Calculated using a $14.25 closing price per share of the Company's common stock as reported by Nasdaq on April 30, 1996.

EMPLOYMENT AGREEMENTS

     During fiscal 1996, the Company entered into three-year contracts with John
J. Klobnak, Alan F. Gillam, Robert W. May and B. Charles Bono III. These contracts provide for base salaries and the potential payment of certain bonuses conditioned upon increases in the price of the Company's Common Stock. During fiscal 1996, 1995 and 1994, $449,000, $208,000 and $62,000, respectively, were provided for these bonuses. Under these contracts, termination of employment by the Company without cause will result in payment by the Company to the Employee of the total compensation due for the remainder of the term of the contract or eighteen month's compensation, whichever is greater. Termination of employment by the employee under certain limited circumstances will result in the payment by the Company to the Employee of the total compensation due for the remainder of the term of the contract or two year's compensation, whichever is greater.

     On February 1, 1996, the Company entered into an eighteen month employment agreement with T. Wesley Dunn to serve as Vice President -- Marketing. This agreement provides for an annual salary of $125,000 and a one time $10,400 cash bonus, plus an additional bonus as determined by the Compensation Committee in addition to cost of living adjustments. Under this contract, termination of employment by the Company without cause will result in payment by the Company to the Employee of the total compensation due for the remainder of the term of the contract or twelve month's compensation, whichever is greater. Termination of employment by the employee under certain limited circumstances will result in the payment by the Company to the Employee of the total compensation due for the remainder of the term of the contract or two year's compensation, whichever is greater.

     On June 1, 1996, the Company entered into an eighteen month employment agreement with James C. Wachtman to serve as Chief Operating Officer -- North American Operations. This agreement provides for an annual salary of $140,000, plus an additional bonus as determined by the Compensation Committee in addition to cost of living adjustments. Under this contract, termination of employment by the Company without cause will result in payment by the Company to the Employee of the total compensation due for the remainder of the term of the contract or twelve month's compensation, whichever is greater. Termination of employment by the employee under certain limited circumstances will result in the payment by the Company to the Employee of the total compensation due for the remainder of the term of the contract or two year's compensation, whichever is greater.

                  COMPENSATION COMMITTEE INTERLOCK AND INSIDER
                     PARTICIPATION IN COMPENSATION DECISION

     During the last completed fiscal year, John J. Klobnak, Dr. Henry Simon and Richard L. Lindstrom, M.D. served as members of the Compensation Committee of the Company's Board of Directors. During that fiscal year, Mr. Klobnak served as Chief Executive Officer of the Company. Mr. Klobnak has previously served as the Company's President. During the last fiscal year, Dr. Henry Simon was an employee of Schroder Ventures Life Sciences Advisors, Inc., an affiliate of the holder of 1,666,665 shares of Common Stock of the Company.

             OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and notes thereto set forth certain information regarding beneficial ownership of the Company's common stock as of December 23, 1996 by (i) all those known by the Company to be beneficial owners of more than 5% of the Company's common stock, (ii) all of the Company's directors and (iii) all directors and executive officers of the Company as a group.

                                                                                      PERCENTAGE OF
                    DIRECTORS, OFFICERS                        NUMBER OF SHARES       COMMON SHARES
                    AND 5% SHAREHOLDERS                       BENEFICIALLY OWNED    BENEFICIALLY OWNED
                    -------------------                       ------------------    ------------------
John J. Klobnak(1)..........................................        542,041                5.87%
  540 Maryville Centre Drive, Suite 200
  St. Louis, Missouri 63141
Alan F. Gillam(2)...........................................        338,167                3.70%
  540 Maryville Centre Drive, Suite 200
  St. Louis, Missouri 63141
Robert W. May(3)............................................        203,150                2.25%
  540 Maryville Centre Drive, Suite 200
  St. Louis, Missouri 63141
Dr. Henry Simon(4)..........................................      1,669,329               18.93%
  20 Southampton Street
  London WC2E 7QG ENGLAND
James M. Garvey(4)..........................................      1,668,929               18.93%
  One Beacon Street, Suite 4500
  Boston, Massachusetts 02108
Richard L. Lindstrom, M.D.(5)...............................         66,296                0.75%
  710 East 24th Street
  Minneapolis, Minnesota 55391
Steven C. Straus(6).........................................          2,064                0.02%
  13455 Noel Road, 21st Floor
  Dallas, Texas 75240
All Directors and Executive Officers as a Group(7)(8).......      3,025,820               30.25%

     Pursuant to the rules of the Securities and Exchange Commission, shares of common stock which an individual or group has a right to acquire within sixty
(60) days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage of ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
---------------
(1) Includes presently exercisable options and warrants to purchase 417,708 shares of common stock granted to Mr. Klobnak by the Board of Directors pursuant to the Company's Incentive Stock Option Plan, the Non-Qualified Warrant Plan and other unregistered warrants. Mr. Klobnak also owns an additional 23,709 common stock options and warrants which are not presently exercisable. See "Executive Compensation -- Stock Option Plan" and "Executive Compensation -- Employment Agreements."

(2) Includes presently exercisable warrants and options to purchase 336,617 shares of common stock granted to Mr. Gillam by the Board of Directors pursuant to the Non-Qualified Warrant Plan, the Incentive Stock Option Plan and other unregistered warrants. Mr. Gillam also owns 33,833 warrants and options which are not presently exercisable.

(3) Includes presently exercisable warrants and options granted to Mr. May by the Board of Directors to purchase 201,450 shares of common stock pursuant to the Non-Qualified Warrant Plan, the Incentive Stock Option Plan and other unregistered warrants. Mr. May also owns 32,500 warrants and options which are not presently exercisable.

(4) Beneficial ownership established by virtue of membership on the Board of Directors of the Company as the representative of Schroder Ventures Life Sciences Advisors, Inc., an affiliate of the holders of 1,666,665 shares of the Common Stock of the Company. Includes presently exercisable options granted to Dr. simon and to Mr. Garvey, respectively, by the Board of Directors to purchase 1,664 shares of common stock each. Each also own 8,336 options which are not presently exercisable.

(5) Includes presently exercisable unregistered warrants and options granted to Dr. Lindstrom by the Board of Directors to purchase 51,664 shares of common stock, 6,823 restricted shares of common stock he received as an officer and director of Vision Correction, Inc. a Minneapolis-based company acquired by the Company in August, 1995 and 3,609 restricted shares of common stock he received as the Medical Director for the Company. Dr. Lindstrom also owns 68,336 unregistered warrants and options which are not presently exercisable.

(6) Includes presently exercisable options to Mr. Straus by the Board of Directors to purchase 1,664 shares of common stock. Mr. Straus also owns 8,336 options which are not presently exercisable.

(7) Included presently exercisable options and warrants to purchase an aggregate of 1,130,939 shares of common stock granted to five executive officers (three which are also directors) of the Company. An additional 138,728 options and warrants to purchase shares of common stock are owned but are not presently exercisable by these executive officers. See "Executive Compensation -- Stock Option Plan" and "Executive Compensation -- Employment Agreements."
(8) Includes presently exercisable options and warrants to purchase an aggregate of 1,012,431 shares of common stock granted to directors, (three of which are also executive officers of the Company). An additional 183,386 options and warrants to purchase shares of common stock are owned but not presently exercisable by these directors.

     As required by the Securities and Exchange Commission rules under Section 16 of the Securities and Exchange Act of 1934, the Company notes that during the fiscal year ended April 30, 1996, all reports regarding transactions in the Company's common stock were timely filed.

     As of December 23, 1996, all Convertible Preferred Stock was converted to Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has loaned $36,565 to Alan F. Gillam, President, and holds a non-interest bearing Promissory Note dated December 6, 1993 in that amount. The money was loaned to Mr. Gillam to facilitate the purchase of a residence for Mr. Gillam and his family when he relocated to the St. Louis area subsequent to being hired by the Company. The Promissory Note is secured by a Deed of Trust on Mr. Gillam's previous residence.

     Dr. Henry Simon and James M. Garvey are both members of the Board of Directors and employees of Schroder Ventures Life Sciences Advisors, an affiliate of the holder of 1,666,665 shares of the Common Stock of the Company which resulted from conversion of 100,000 shares of the Company's Convertible Preferred Stock in June, 1996.

     Dr. Richard Lindstrom is a member of the Board of Directors and has entered into an RMSO agreement with the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Section 6 of the Company's Certificate of Incorporation provides for indemnification of the officers and directors of the Company to the fullest extent permitted by the laws of the State of Delaware.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Dankenbring, Greiman, Osterholt & Hoffmann, P.C., St. Louis, MO.

                                    EXPERTS

     The financial statements as of April 30, 1996 and 1995 and for each of the three years in the period ended April 30, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549 and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1228, New York, New York 10007. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that Web site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits. Statements contained in this Prospectus as to the contents of any contract or other documents referred to in this Prospectus are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the Commission's principal office and copies may be obtained upon payment of the prescribed fee at the Public Reference Room of the Commission at 450 Fifth Street, NW, Washington, DC 20549. Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy (without exhibits) of any of the documents incorporated by reference herein. Requests should be directed to the Director of Corporate Communications, 540 Maryville Centre Drive, Suite 200, St. Louis, Missouri 63141, (314) 434-6900.

     The common stock of the Company is listed on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") under the symbol LVCI.

     The Company distributes to its shareholders an annual report containing financial statements audited by certified public accountants. The Company may, from time to time, also furnish to its shareholders interim reports, as determined by management.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER
                                                              ------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................     F-1
FINANCIAL STATEMENTS
  Consolidated Balance Sheet as of April 30, 1995 and
     1996...................................................     F-2
  Consolidated Statements of Operations for the years ended
     April 30, 1994, 1995, 1996.............................     F-3
  Consolidated Statements of Changes in Stockholders' Equity
     for the years ended April 30, 1994, 1995, 1996.........     F-4
  Consolidated Statements of Cash Flows for the years ended
     April 30, 1994, 1995, 1996.............................     F-5
  Notes to Consolidated Financial Statements................     F-6
  Consolidated Condensed Balance Sheet (Unaudited) as of
     April 30, 1996 and October 31, 1996....................    F-17
  Consolidated Condensed Statements of Operations
     (Unaudited) for the Three and Six Month Periods Ended
     October 31, 1995 and 1996..............................    F-18
  Consolidated Condensed Statement of Changes in
     Stockholders' Equity (Unaudited) for the Six Months
     Ended October 31, 1996.................................    F-19
  Consolidated Condensed Statements of Cash Flows
     (Unaudited) for the Six Month Periods Ended October 31,
     1995 and 1996..........................................    F-20
  Notes to Unaudited Interim Consolidated Financial
     Statements.............................................    F-21

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Laser Vision Centers, Inc. and Subsidiaries

     In our opinion, the accompanying consolidated balance sheet and related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Laser Vision Centers, Inc. and its subsidiaries as of April 30, 1996 and April 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed further in Note 4, effective in the fourth quarter of the year ended April 30, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

                                          /s/ PRICE WATERHOUSE LLP
                                          --------------------------------------
                                           PRICE WATERHOUSE LLP

St. Louis, Missouri
June 14, 1996

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                      APRIL 30,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $12,672,000   $  2,126,000
  Accounts receivable, net of allowance of $286,000 and
     $157,000, respectively.................................      805,000        587,000
  Prepaid expenses and other current assets.................      483,000        164,000
  Assets held for sale (Note 4).............................    1,200,000             --
                                                              -----------   ------------
       Total current assets.................................   15,160,000      2,877,000
Property and equipment:
  Laser equipment (Notes 4, 6 and 7)........................    9,474,000      9,941,000
  Medical equipment (Note 4)................................      352,000        386,000
  Mobile equipment..........................................      892,000        508,000
  Furniture and fixtures....................................    1,019,000        396,000
                                                              -----------   ------------
                                                               11,737,000     11,231,000
Less-accumulated depreciation...............................   (1,323,000)    (3,288,000)
                                                              -----------   ------------
                                                               10,414,000      7,943,000
Equipment deposits..........................................    1,765,000         80,000
                                                              -----------   ------------
       Net property and equipment...........................   12,179,000      8,023,000
Other assets (Note 2).......................................    1,574,000        418,000
                                                              -----------   ------------
Total assets................................................  $28,913,000   $ 11,318,000
                                                              ===========   ============
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Current portion of notes payable (Note 6).................  $ 1,858,000   $  3,013,000
  Current portion of obligations under capital leases (Note
     7).....................................................      467,000         94,000
  Accounts payable..........................................      870,000        490,000
  Accrued liabilities.......................................    1,963,000        581,000
                                                              -----------   ------------
       Total current liabilities............................    5,158,000      4,178,000
Non-current liabilities:
  Notes payable (Note 6)....................................                     342,000
  Capital lease obligations (Note 7)........................    1,375,000         64,000
  Deferred revenue and other................................      275,000         80,000
  Minority interests (Note 3)...............................      113,000        305,000
                                                              -----------   ------------
                                                                1,763,000        791,000
Commitments and contingencies (Notes 9 and 10)
Convertible preferred stock with mandatory redemption
  provision in 2005 (Note 5)................................   14,539,000
Stockholders' equity (Notes 11 and 12):
  Common stock, par value $.01 per share, 50,000,000
     authorized; 6,415,993 and 4,452,555 shares issued and
     outstanding, respectively..............................       64,000         45,000
  Paid-in-capital...........................................   23,831,000     13,943,000
  Accumulated deficit.......................................  (16,442,000)    (7,639,000)
                                                              -----------   ------------
                                                                7,453,000      6,349,000
                                                              -----------   ------------
       Total liabilities, redeemable preferred stock and
        stockholders' equity................................  $28,913,000   $ 11,318,000
                                                              ===========   ============

                See Notes to Consolidated Financial Statements.

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                     YEARS ENDED APRIL 30,
                                                         ---------------------------------------------
                                                            1996             1995             1994
                                                         -----------      -----------      -----------
Revenues.............................................    $ 3,918,000      $ 3,311,000      $ 2,106,000
Cost of revenues (includes $1,973,000, $1,589,000 and
  $969,000 of depreciation, respectively)............      4,240,000        3,375,000        1,768,000
                                                         -----------      -----------      -----------
     Gross profit (loss).............................       (322,000)         (64,000)         338,000
Operating expense:
  General and administrative.........................      2,356,000        1,002,000          695,000
  Salaries and related expenses......................      2,329,000        1,285,000          902,000
  Depreciation and amortization......................        230,000          283,000          250,000
  Selling and marketing expenses.....................        916,000          574,000          391,000
  Fixed asset impairment provision (Note 4)..........      3,063,000               --               --
                                                         -----------      -----------      -----------
                                                           8,894,000        3,144,000        2,238,000
                                                         -----------      -----------      -----------
     Loss from operations............................     (9,216,000)      (3,208,000)      (1,900,000)
Other income (expenses):
  Interest and other income..........................        437,000           37,000           21,000
  Interest expense...................................       (216,000)        (242,000)        (156,000)
  Minority interest in net loss of subsidiary (Note
     3)..............................................        192,000          116,000
  Provision for loss on advance (Note 10)............             --               --         (175,000)
                                                         -----------      -----------      -----------
     Net loss........................................    $(8,803,000)     $(3,297,000)     $(2,210,000)
                                                         ===========      ===========      ===========
     Net loss per share (Note 2).....................    $     (1.75)     $      (.82)     $      (.66)
Weighted average number of common shares
  outstanding........................................      5,278,000        4,001,000        3,356,000

                See Notes to Consolidated Financial Statements.

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                    FOR THE THREE YEARS ENDED APRIL 30, 1996

                                                                                                 NOTE
                                           COMMON STOCK                                       RECEIVABLE,        TOTAL
                                       --------------------      PAID-IN      ACCUMULATED       COMMON       STOCKHOLDERS'
                                        SHARES      AMOUNT       CAPITAL        DEFICIT          STOCK          EQUITY
                                       ---------    -------    -----------    ------------    -----------    -------------
Balance at April 30, 1993............  2,913,000    $29,000    $ 6,032,000    $ (2,132,000)   $(1,100,000)     $ 2,829,000
Issuance of 950,000 units of common
  stock and Class F warrants in
  public offering (Note 12),
  including over allotment of F
  warrants to underwriters...........    950,000     10,000      3,784,000                                       3,794,000
Cancellation of 275,000 shares of
  common stock (Note 10).............   (275,000)    (3,000)      (922,000)                     1,100,000          175,000
Exercise of Class A warrants.........      1,000                     6,000                                           6,000
Net loss for year ended April 30,
  1994...............................         --         --             --      (2,210,000)            --       (2,210,000)
                                       ---------    -------    -----------    ------------    -----------      -----------
Balance at April 30, 1994............  3,589,000     36,000      8,900,000      (4,342,000)                      4,594,000
Exercise of Class A, B and F
  warrants...........................    726,955      8,000      4,142,000                                       4,150,000
Issuance of common stock in private
  offering (Note 11).................    125,000      1,000        835,000                                         836,000
Exercise of incentive and
  non-qualified stock options........     11,600                    66,000                                          66,000
Net loss for year ended April 30,
  1995...............................         --         --             --      (3,297,000)            --       (3,297,000)
                                       ---------    -------    -----------    ------------    -----------      -----------
Balance at April 30, 1995............  4,452,555     45,000     13,943,000      (7,639,000)            --        6,349,000
                                       ---------    -------    -----------    ------------    -----------      -----------
Exercise of incentive and
  non-qualified options..............    100,210      1,000        468,000                                         469,000
Exercise of C, D, non-qualified,
  underwriter and other warrants.....    363,294      3,000      2,137,000                                       2,140,000
Exercise of Class B and F warrants...  1,159,690     12,000      6,910,000                                       6,922,000
Issuance of common stock in private
  offering (Note 11).................    242,218      2,000      1,143,000                                       1,145,000
Issuance of common stock in
  conjunction with acquisitions (Note
  3).................................     98,026      1,000        911,000                                         912,000
Costs associated with issuance of
  convertible preferred stock with
  mandatory redemption provision.....                           (1,242,000)                                     (1,242,000)
Dividends accrued on convertible
  preferred stock (Note 5)...........                             (439,000)                                       (439,000)
Net loss for the year ended April 30,
  1996...............................         --         --             --      (8,803,000)            --       (8,803,000)
                                       ---------    -------    -----------    ------------    -----------      -----------
Balance at April 30, 1996............  6,415,993    $64,000    $23,831,000    $(16,442,000)   $        --      $ 7,453,000
                                       =========    =======    ===========    ============    ===========      ===========

                See Notes to Consolidated Financial Statements.

                   LASER VISION CENTER, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                          YEARS ENDED APRIL 30,
                                                                -----------------------------------------
                                                                   1996           1995           1994
                                                                   ----           ----           ----
Cash flows from operating expenses:
  Net loss..................................................    $(8,803,000)   $(3,297,000)   $(2,210,000)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      2,203,000      1,872,000      1,219,000
    Fixed asset impairment..................................      3,063,000
    Imputed interest........................................         74,000        212,000         16,000
    Provision for loss on advance...........................                                      175,000
    Provision for uncollectible accounts receivable.........         75,000         32,000         66,000
    Changes in operating assets and liabilities, excluding
      the effects of acquisitions:
      Increase in accounts receivable.......................        (52,000)                     (386,000)
      Increase in prepaid expenses and other current
         assets.............................................       (319,000)       (92,000)       (69,000)
      Increase in other assets..............................        (54,000)       (94,000)
      Increase in accounts payable..........................        380,000        138,000        124,000
      Increase in accrued liabilities.......................        746,000        328,000        166,000
      Decrease in minority interest.........................       (192,000)      (116,000)            --
                                                                -----------    -----------    -----------
           Net cash used by operating activities............     (2,879,000)    (1,017,000)      (899,000)
                                                                -----------    -----------    -----------
Cash flows from investing activities:
  Acquisition of equipment..................................     (5,993,000)    (1,147,000)    (2,818,000)
  Equipment deposits........................................     (1,685,000)       (80,000)       (25,000)
  Decrease in restricted cash...............................                                      375,000
  Acquisition of New Image..................................       (169,000)            --             --
                                                                -----------    -----------    -----------
  Net cash used by investing activities.....................     (7,847,000)    (1,227,000)    (2,468,000)
                                                                ===========    ===========    ===========
Cash flows from financing activities:
  Proceeds from private offering, redeemable preferred......     14,100,000
  Private placement offering costs, redeemable preferred....     (1,117,000)
  Proceeds from private offerings, common...................      1,220,000        903,000      4,750,000
  Private placement offering costs, common..................        (75,000)       (67,000)      (956,000)
  Net proceeds from exercise of Class A, B and F Warrants...      6,922,000      4,150,000          6,000
  Net proceeds from exercise of other warrants..............      2,140,000
  Proceeds from exercise of incentive and nonqualified stock
    options.................................................        469,000         66,000
  Payment on notes payable..................................     (2,135,000)    (1,305,000)      (375,000)
  Principal payments under capital lease obligations........       (252,000)       (83,000)      (139,000)
                                                                -----------    -----------    -----------
Net cash provided by financing activities...................     21,272,000      3,664,000      3,286,000
                                                                -----------    -----------    -----------
           Net increase (decrease) in cash and cash
             equivalents....................................     10,546,000      1,420,000        (81,000)
           Cash and cash equivalents at beginning of year...      2,126,000        706,000        787,000
                                                                -----------    -----------    -----------
           Cash and cash equivalents at end of year.........    $12,672,000    $ 2,126,000    $   706,000
                                                                ===========    ===========    ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Notes payable issued for laser purchases..................    $   675,000    $ 1,359,000    $ 5,914,000
  Capital lease obligations related to laser purchases......      1,936,000
  Accrued dividends and offering costs, private placement
    redeemable preferred....................................        564,000
Acquisitions -- Fair value of assets acquired...............      1,676,000
  Liabilities assumed.......................................       (595,000)
  Common stock issued.......................................       (912,000)
                                                                -----------
  Cash paid.................................................        169,000
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..................    $   127,000    $    31,000    $   140,000

                See Notes to Consolidated Financial Statements.

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF ORGANIZATION

     Laser Vision Centers, Inc. (the Company), provides access to excimer lasers and related services for the treatment of refractive vision disorders and has 30 lasers currently in use in the United States, Canada and Europe. The Company is the world's only operator of mobile excimer laser systems. The excimer laser can be used to treat refractive optical disorders such as nearsightedness and astigmatism to eliminate or reduce the need for corrective lenses. LaserVision Centers(R) operate on a shared-access model, giving individual or group ophthalmic practices use of the technology without investment risk or maintenance requirements and allowing optimal use of the equipment. In addition, the Company provides a broad range of professional services, including physician and staff training, technical support services and maintenance and, through its MarketVision and MedSource divisions, advertising and marketing programs and services.

     Photorefractive keratectomy (PRK) involves the use of an excimer laser to reshape the cornea, thereby adjusting its refractive power, which in turn eliminates or reduces the need for corrective lenses. The excimer laser can also be used to treat a number of pathological superficial corneal disorders in a procedure called phototherapeutic keratectomy (PTK). Two manufacturers, VISX, Incorporated (VISX) and Summit Technology, Inc. (Summit) recently received approval by the United States Food and Drug Administration (FDA) for use of their excimer lasers to perform PRK for low to moderate myopia and PTK. In addition to such procedures, excimer lasers can also be used to perform procedures known as laser in situ keratomileusis (LASIK), which may be more predictable in treating high levels of myopia, but which has not been specifically approved in the United States by the FDA.

     The Company has operated excimer laser centers in Canada and Europe since 1991 and 1993, respectively. The Company currently provides excimer lasers and related services to fixed-site centers in Canada, the United Kingdom, Finland, Greece, Sweden and Ireland and operates the MobilExcimer(R) in Canada and the United Kingdom. With the recent approval of the excimer laser technology by the FDA to treat certain refractive vision disorders, the Company currently operates centers in the United States and plans to continue to open U.S. centers. Risk factors associated with the successful implementation of the Company's business strategy include the absence of profitable operations, the uncertainty of market acceptance of excimer laser surgery, competition, the Company's dependence on limited sources of excimer lasers, government regulation, the uncertainty of FDA approval of the MobilExcimer, the lack of long-term follow-up data and undetermined medical risks with respect to the effect of excimer laser surgery, product liability and professional liability, the Company's ability to manage its growth and its dependence on current management and the possible need for additional financing. In the United States, fixed-site laser centers are operated in conjunction with Columbia Healthcare Corporation (Columbia Healthcare), formerly Columbia/HCA, or by the Company independently or through joint ventures.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, as well as the reported amounts of revenue and expenses. Actual results could differ from those estimates.

Cash equivalents

     The Company considers unrestricted cash, as well as short-term investments purchased with an original maturity of three months or less, to be cash equivalents. Cash and cash equivalents included money market funds of $7,903,000 ($1,711,000 in 1995) and short term commercial paper of $4,500,000 at April 30, 1996.

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

Credit risk

     Financial instruments which potentially subject the Company to concentrations of credit risks consist principally of funds held in commercial paper, money market accounts and trade receivables.

     As of April 30, 1996 and 1995, the Company has deposited $12,406,000 and $1,747,000, respectively, in commercial paper and money market accounts at financial institutions. Management believes the credit risk related to these funds is limited due to the short-term nature of the accounts.

     Management believes the credit risk related to its trade receivables is limited due to the Company's large number of customers and that its allowance for doubtful accounts is adequate.

Property and equipment

     Property and equipment is stated at cost, or at estimated fair value for long-lived assets determined to be impaired. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation and amortization are computed utilizing the straight-line method. In the opinion of management, this method is adequate to allocate the cost of equipment over its estimated useful lives which range from four to five years. Depreciation for commercial lasers and other equipment is included in cost of revenues. Depreciation for the clinical laser and furniture and fixtures is classified as an operating expense.

Impairment of long-lived assets

     The Company reviews for the impairment of long-lived assets when events or changes in circumstances indicate that an asset's carrying value may not be recoverable. In reviewing for impairment, if the carrying value of an asset is greater than the sum of the undiscounted projected cash flows attributable to that asset, an impairment loss is recognized. The impairment loss is based on the fair value of the asset which is determined based on market prices, discounted cash flows or the best information available. See Note 4 for the impairment provision and the adoption of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121").

Other assets

     Other assets at April 30 consist of the following:

                                                                   1996         1995
                                                                   ----         ----
Goodwill, net of $89,000 and $8,000 amortization,
  respectively (Note 3).....................................    $1,108,000    $242,000
Tradename and servicemark costs, net of $30,000 and $15,000
  amortization, respectively................................       152,000     167,000
VCI deposits in escrow (Note 3).............................       256,000
Rent deposits and other, net................................        58,000       9,000
                                                                ----------    --------
                                                                $1,574,000    $418,000
                                                                ==========    ========

     The goodwill, tradename and servicemark costs are being amortized over 5 to 15 years.

Revenue

     Laser revenues are recognized when the surgical procedures are performed. Advertising revenues are recognized as earned, upon delivery of print media or upon broadcast of TV or radio advertisements.

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

Cost of revenues

     Cost of revenues include laser and medical equipment depreciation, laser maintenance including optics and gasses, Pillar Point royalty fees, professional medical services and medical supplies for the LaserVision Centers division. For the MarketVision division, cost of revenues includes client media and production costs which are deferred during production and expensed when the client is billed. Advertising costs are expensed as incurred and included in selling and marketing expenses for the LaserVision Centers division.

Deferred revenue

     Deferred revenue, included in other assets, relates to funds received from ophthalmologists under agreements with the Company to provide excimer laser access. When laser training and access are provided and the deposits are released, the revenue will be recorded.

Minority interests

     The minority interests on the consolidated balance sheet relate to a 49.998% interest in a European subsidiary (see Note 3) and a 10% interest in one Canadian subsidiary.

Income taxes

     The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recorded based on the difference between the income tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

Foreign Currency Translation

     The accounts of the Company's foreign subsidiaries are maintained in their respective local currencies. The accompanying consolidated financial statements have been translated and adjusted to reflect U.S. dollars on the bases presented below.

     Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Foreign currency translation adjustments and transaction gains and losses are immaterial amounts and are included in earnings currently.

Loss per share

     Net loss per common share is based upon the weighted average number of shares outstanding during the period and includes dividends accrued on the convertible preferred stock. The calculation excludes common stock equivalent shares when their inclusion in such calculations would have been antidilutive.

Reclassifications

     Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

3. ACQUISITIONS

     Effective April 5, 1996, the Company's European subsidiary acquired certain assets and assumed certain liabilities of New Image Laser Centres Limited (New Image) for approximately $169,000 paid upon acquisition and $60,000 which is payable September 15, 1996. Assets acquired include accounts receivable, medical equipment, leasehold improvements and furniture and fixtures. Liabilities assumed include the obligation to provide patient follow-up exams for treatment commenced prior to the acquisition date. The acquisition was accounted for in accordance with the purchase method of accounting; the acquisition cost

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES approximated the fair value of the net assets acquired and no goodwill has been recorded. The 1996 consolidated financial statements include the revenues and expenses of New Image from the acquisition date.

     Effective February 1, 1996, the Company acquired the stock of Med-Source, Inc. (Med Source) for 21,845 shares of the Company's unregistered common stock issued at the $12.125 market price when the transaction was negotiated, and $35,000. The acquisition was accounted for in accordance with the purchase method of accounting; the acquisition cost exceeded the fair value of the net assets acquired resulting in approximately $282,000 of goodwill. To increase ophthalmic surgical volumes, Med Source provides marketing services in the areas of planning, training, and consulting. The April 30, 1996 consolidated financial statements include all assets and liabilities of Med Source and reflect the revenues and expenses of Med Source since the acquisition date.

     In August 1995, the Company acquired the stock of Vision Correction, Inc. of Minnesota (VCI) for 76,181 shares of the Company's unregistered common stock issued at the $8.50 market price. The principal assets acquired were site agreements with eye centers, clinics and individual doctors in nine states with respect to access to mobile excimer lasers. The 25 agreements, each of which required a $10,000 deposit by the eye center, clinic or doctor, require the Company to provide certain services including regular access to a mobile excimer laser in return for an agreement by the eye center, clinic or doctor to exclusively use mobile lasers provided by the Company for all PRK or similar services. The agreements become effective when the Company gives notice of its intention to provide access to a mobile excimer laser and continues thereafter for an initial term of 2 years and on a year to year basis thereafter unless notice of termination is given. The eye centers, clinics and doctors may terminate the agreements if the agreements do not become effective on or before December 31, 1997. The VCI acquisition was accounted for in accordance with the purchase method of accounting; the acquisition cost exceeded the fair value of the net assets acquired resulting in the recording of goodwill totaling $664,000.

     Effective November 1, 1994, the Company's European subsidiary acquired a majority interest of Arnott Laser Vision Centre Limited (currently doing business as Harley Street Laser Vision Centre "HSLVC") in London, England for approximately $39,000. The step acquisition of HSLVC was accounted for pursuant to the purchase method of accounting. HSLVC subsequently acquired approximately $104,000 of equipment and the existing excimer laser surgery practice from the minority owners of HSLVC in exchange for a non-interest bearing note of approximately $354,000, resulting in the recording of goodwill of $250,000. In June 1995, HSLVC consolidated operations and moved to a new leased facility on Harley Street in London. As specified in the acquisition agreement, the Company agreed to purchase a new excimer laser for approximately $500,000 to be used at the Harley Street facility in exchange for a non-interest bearing note of HSLVC. The April 30, 1996 and 1995 consolidated financial statements include the operations of HSLVC since the acquisition date and reflect the equity and other obligations due to the minority owners as a non-current liability.

4. FIXED ASSET IMPAIRMENT PROVISION

     In connection with the Company's continuing evaluation of the recoverability of its assets, a fixed asset impairment charge of $3,063,000 was recognized in the fourth quarter of fiscal 1996. This resulted from a reorganization of the Company's international operations in connection with the approval by the Food and Drug Administration (FDA) of the Summit laser in October 1995 and the VISX laser in March 1996, for performance of certain PRK procedures in the United States. The Company had 22 Model B VISX lasers dedicated to its European and Canadian operations as of February 1, 1996. The intent of the Company had been to move a number of these lasers to the United States after the FDA approval. The Company also expected these lasers to be upgradeable to treat hyperopia (farsightedness). However, in the fourth quarter of fiscal 1996 the Company was informed of VISX's decision not to upgrade the Model B lasers to treat hyperopia and of its decision to effectively prohibit the reimporting of Model B lasers. As a result, the

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

Company was unable to upgrade the international lasers for use in the United States and, thus, had an excess of international equipment which could not treat hyperopia.

     Accordingly, the Company entered into negotiations to sell 10 excess lasers for $1,200,000, resulting in an impairment provision of $1,350,000. Such lasers are classified as assets held for sale on the balance sheet at April 30, 1996 and will be sold prior to October 31, 1996.

     The Company revised its international business plan in April 1996 to take into account FDA approval, increased emphasis on activity in the United States, international market conditions and the market acceptance of PRK procedures to date. It reduced the number of fixed sites in Europe and Canada, redeployed a number of lasers and selected a number of sites to be served by mobile lasers. Because of this significant change in business conditions, the Company assessed the projected undiscounted future cash flows of the remaining European and Canadian excimer lasers and related medical equipment and determined that cash flows were insufficient to recover the carrying value of these assets. As a result, the Company recorded an additional provision for impairment of $1,713,000 to record those assets at fair value based upon current market prices. These assets, with a carrying value of $1,235,000, will continue to be used in international operations.

     The total original cost of the above equipment was $9,542,000 and the accumulated depreciation at the time of the write-downs was $4,044,000.

     Furthermore, the Company implemented SFAS 121 in the fourth quarter and its adoption had no direct impact on the Company.

5. CONVERTIBLE PREFERRED STOCK WITH MANDATORY REDEMPTION PROVISION IN 2005

     The Company's amended Articles of Incorporation authorize the Board of Directors to issue 1,000,000 shares of preferred stock, at $.01 par value per share, in one or more series, designated by them as to rights, preferences, terms and limitations. In fiscal 1995, the Board of Directors authorized the sale of up to 180,000 shares of convertible preferred stock via a private placement at a price per share and under terms to be determined. In October 1995, the Company received $14,100,000 from the sale of 141,000 shares of restricted convertible preferred stock with a mandatory redemption provision in 2005, at the holders' option. The related offering costs of $1,242,000 were deducted from paid-in-capital. These restricted preferred shares, par value $100, are convertible into 2,349,991 shares of common stock at a conversion price of $6 per share, have a stated dividend rate beginning after three years of 8% (after two years under certain circumstances) and have limited piggy-back registration rights in the event of any public offering of common stock and mandatory registration rights after two years. For the year ended April 30, 1996, dividends of $439,000 were accrued and are reflected in the calculation of net loss per common share. These shares are expected to be converted into 2,349,991 shares of common stock upon consummation of the proposed stock offering and, in that case, the accrued dividends would not be payable (see Note
14).

6. NOTES PAYABLE

     In April and June 1994 and May and July 1995, the Company entered into agreements to purchase VISX lasers. The purchase agreements required periodic repayments over eighteen to twenty-four months to the seller, bearing no stated interest rate (interest was imputed at 6%). At April 30, 1996 and 1995, the outstanding balances relating to these purchase agreements totaled $1,847,000 and $3,355,000, respectively. Subsequent to April 30, 1996, the Company repaid the outstanding balance under these purchase agreements.

7. OBLIGATIONS UNDER CAPITAL LEASES

     In September 1995, the Company acquired two excimer lasers for use in the United States. The lasers were financed by five year capital leases requiring principal payments totaling $1,024,000 and bearing interest

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES at 11% per annum. In January 1996, the Company acquired two additional excimer lasers for use in the United States. The lasers were primarily financed by three and one-half year term capital leases requiring principal payments totaling $912,000 and bearing interest at 12% per annum.

     Future minimum payments under capital leases as of April 30, 1996 are as follows:

YEAR ENDING
APRIL 30,                                                         AMOUNT
------------------------------------------------------------    ----------
1997........................................................    $  643,000
1998........................................................       571,000
1999........................................................       571,000
2000........................................................       364,000
2001........................................................        87,000
                                                                ----------
Total minimum lease payments................................     2,236,000
Less amount representing interest...........................      (394,000)
Less current portion........................................      (467,000)
                                                                ----------
Long-term portion of obligations under capital leases at 11%
  to 12%....................................................    $1,375,000
                                                                ==========

     Assets under capital leases totaled $2,353,000 and $440,000, respectively, at April 30, 1996 and 1995. Depreciation of leased assets was $265,000, $101,000 and $122,000 for the years ended April 30, 1996, 1995 and 1994, respectively.

8. INCOME TAXES

     At April 30, 1996, the Company has net operating loss carryforwards of approximately $13.3 million available to offset future taxable income, expiring 2006 through 2011. The Company has recorded a deferred tax asset of approximately $5.3 million with an offsetting valuation allowance at April 30, 1996. For purposes of recording deferred tax assets, no future taxable income is assumed given the results of operations of the Company to date.

     The components of deferred taxes at April 30 are as follows:

                                                                   1996           1995
                                                                -----------    -----------
Net operating loss..........................................    $ 5,430,000    $ 3,006,000
Depreciation................................................       (172,000)       (72,000)
Other.......................................................         59,000         42,000
                                                                -----------    -----------
Net asset...................................................      5,317,000      2,976,000
Valuation allowance.........................................     (5,317,000)    (2,976,000)
                                                                -----------    -----------
     Total deferred taxes...................................    $       -0-    $       -0-
                                                                ===========    ===========

     The components of income tax expense are as follows for the fiscal years ending April 30:

                                                                 1996       1995      1994
                                                                -------    -------    -----
Computed expected tax benefit...............................    $ 3,521    $ 1,319    $ 884
Impairment provision........................................     (1,225)
Change in valuation allowance...............................     (2,341)    (1,319)    (884)
Other.......................................................         45
                                                                -------    -------    -----
  Income tax expense........................................    $   -0-    $   -0-    $ -0-
                                                                =======    =======    =====

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

9. COMMITMENTS AND CONTINGENCIES

Agreements to lease or purchase laser equipment

     Effective May 30, 1996, the Company agreed to purchase three new excimer lasers and one used excimer laser for use primarily in Europe for a total of $1.7 million due during the first half of fiscal 1997. At April 30, 1996, the Company has agreed to purchase twelve VISX excimer lasers (approximate purchase price of $6 million) and has an option to purchase twenty more (approximate purchase price of $10 million). The Company is also negotiating to assume the lease obligations for up to three excimer lasers.

Employment agreements

     During fiscal 1996, the Company entered into three-year contracts with four officers of the Company provide for base salaries and the potential payment of certain bonuses. During fiscal 1996, 1995 and 1994, $449,000, $208,000 and $62,000, respectively, were provided for these bonuses which were tied to the price of the Company's common stock. Six other key employees have employment contracts for one year to eighteen month periods.

Operating leases

     The Company has office and laser center lease agreements in St. Louis, Minneapolis, Montreal, London, Edinburgh and Solihull. The respective leases commenced in 1993, 1994 and 1996 and shall end in 1998, 2000 and 2001. Approximate future minimum rental payments under the leases are as follows.

                        YEAR ENDING                             MINIMUM RENTAL
                         APRIL 30,                                 PAYMENTS
------------------------------------------------------------    --------------
1997........................................................       $370,000
1998........................................................        297,000
1999........................................................        270,000
2000........................................................        243,000
2001........................................................        168,000

     Related rental expenses totaled $184,000, $98,000 and $71,000 for the years ended April 30, 1996, 1995 and 1994, respectively.

Claims

     During fiscal 1992, the Company hired an investor relations consulting firm and agreed to issue the firm 100,000 to 150,000 warrants to purchase the Company's common stock at $5.00 per share. Due to failure to perform and breach of contract, the Company filed a claim against the firm during fiscal 1993 to rescind the contract, void the warrants and recover fees and expenses. The disputed warrants are not included in Note 12 of these consolidated financial statements. Management does not expect this claim, currently in the trial preparation process, to have a material adverse effect upon the Company's future results of operations, liquidity or financial condition.

10. LEGAL PROCEEDINGS

     The Company is party to the following legal proceedings:

     On October 8, 1993, the Company filed suit in the Circuit Court of St. Louis County, Missouri, against Laser Vision Centers International SpA (SpA) in connection with disputes between Company and SpA arising out of a proposed agreement between the parties. On December 17, 1993, the court entered judgment by default in the Company's favor: (i) terminating and rescinding any and all agreements and proposed

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES agreements between the parties; (ii) for money damages in the amount of $175,000 and (iii) ordering the return of 275,000 shares of common stock which was issued to SpA. Accordingly, in the year ended April 30, 1994, the Company recorded a $175,000 provision for loss on the advance and the cancellation of the 275,000 shares of common stock and related note receivable, common stock. In June 1994, SpA filed a Motion to Vacate the Judgment in the lawsuit. SpA's motion was denied in April 1995, but SpA has filed an appeal which is currently awaiting a ruling from the Missouri Court of Appeals.

     On November 17, 1994, the Company brought suit against LaserVision Centers West, Inc. (LVCWI) in the United States District Court for the Eastern District of Missouri alleging trade mark, service mark and trade name infringements and other related violations of law. The Company seeks to have LVCWI enjoined from any further use of these marks or names or any others which are confusingly similar to those registered to and used by the Company. In addition, the Company seeks damages, attorney fees and a declaratory judgment that no agreement exists between the parties. LVCWI has counterclaimed against the Company for breach of contract. On July 7, 1995, this action was transferred to the United States District Court for the Central District of California. The case is in the final stages of discovery. The Company intends to vigorously pursue the prosecution of this suit.

     On March 24, 1995, the Company filed suit against 20/20 Laser Centers, Inc. (20/20) in the United States District Court for the Southern District of California alleging trade mark, service mark and trade name infringements and other related violations of law. The various counts in this suit arose from 20/20's use of the marks or name "Laser Vision" and "Laser Vision Correction." The Company seeks to have 20/20 enjoined from any further use of these marks or names or any others which are confusingly similar to those registered and used by the Company. The Company also seeks damages and attorney fees in conjunction with this action. On June 23, 1995, by stipulated agreement of the parties, this action was transferred to the United States District Court for the District of Maryland, Greenbelt Division. 20/20 has counterclaimed for cancellation of the Company's registered marks LASERVISION, LASERVISION CENTERS AND DESIGN, LASERVISION CENTER and LASERVISION CENTERS. The Company intends to vigorously pursue the prosecution of this suit.

     Management does not expect these legal proceedings, individually or in the aggregate, to have a material adverse effect upon the Company's future results of operations, liquidity or financial condition.

11. CAPITAL STOCK

     In November 1993, the Company completed a second public offering for 950,000 units at a price to the public of $5.00 per unit. Each unit consisted of one share of common stock and one Class F warrant which allows the holder to purchase one share of common stock for $6.00 on or before April 3, 1995. The underwriter subsequently exercised its over allotment option and acquired 142,500 Class F warrants bringing the total number of Class F warrants issued to 1,092,500. In connection with this second public offering, the Company sold to the representative, for $.001 per warrant, underwriter warrants to purchase up to 95,000 units at $7.25 per unit over a five-year period.

     During fiscal 1994, the expiration date for the Class A warrants was extended to August 1994 and the expiration date for the Class B warrants was extended to April 1995. In addition, the exercise price for the Class B warrants was reduced to $6.00 per share. Prior to expiration, a total of 401,220 Class A warrants were exercised (288,780 Class A warrants expired without being exercised) and 401,220 Class B warrants were issued. During fiscal 1995, the expiration date for the Class B warrants and the Class F warrants was extended to February 6, 1996. All Class B and F warrants were exercised by February 6, 1996 except for 7,295 which expired unexercised.

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

     In September 1994, stockholders approved an increase in the number of authorized common shares from 10,000,000 to 50,000,000 and an amendment to the Company's Certificate of Incorporation requiring super majority (80%) approval of certain business combinations.

     In April 1995, the Company sold 125,000 shares of unregistered common stock to two investors at $7.225 per share, less solicitation and offering costs. These stockholders also received certain piggyback registration rights and the option to (1) convert their common shares for any convertible preferred stock subsequently issued under a private offering or (2) receive additional common shares at no cost to bring the average price per share down to a $.25 discount to the conversion price as anti-dilution rights. In May and September 1995, the Company sold an additional 168,500 shares of unregistered common stock to two other investors under substantially similar terms. In October 1995, these investors elected to receive 73,718 additional shares of common stock in connection with their anti-dilution rights.

12. STOCK OPTIONS AND WARRANTS

     The Company has two plans under which stock options may be granted, one plan under which registered warrants may be granted and also has issued unregistered warrants. These plans are administered by the Board of Directors whose Compensation Committee recommends option and warrant grants for officers, directors and key consultants of the Company.

     The 1990 Incentive Stock Option Plan (the Option Plan) was approved by stockholders of the Company on March 5, 1990 and amended by the stockholders on April 22, 1992 and January 19, 1996. Under the terms of the Option Plan, the Company has reserved for issuance to key employees and officers of the Company 700,000 shares of common stock. The exercise price may not be less than the market price of the common stock on the date of grant. Options are nonassignable and may be exercised only by the employee while employed by the Company or within three months after termination of employment unless due to death or disability. Options are exercisable in increments over four years and expire no later than ten years from the date of the grant. Of the 283,485 options outstanding as of April 30, 1996, 78,750 were granted to officers and 204,735 were granted to other employees. In May 1996, 10,000 options were granted to a new officer at $12.50 per share.

     The 1990 Non-Qualified Stock Option Plan (the Plan) was approved by the stockholders of the Company on March 5, 1990, and amended by the stockholders on April 22, 1992 and January 19, 1996. Under the terms of the Plan, as amended, the Company has reserved 600,000 shares of common stock for issuance upon exercise of options granted to outside directors and consultants. At April 30, 1996, the Company had 151,000 options outstanding under the Plan of which 135,000 were issued to a former outside director and 16,000 were issued to consultants. In May 1996, 80,000 options were issued to the four outside members of the Board of Directors and the four members of the Company's medical advisory board (one of whom is also a Board member) at an exercise price of $12.625 per share, which approximated the fair market value at the date of grant.

     Under the 1994 Non-Qualified Warrant Plan, as amended on January 19, 1996, the Company has reserved 1,500,000 shares of common stock for issuance upon exercise of registered warrants granted to certain employees, directors and consultants, of which 104,250 were exercised during fiscal 1996 and 901,250 warrants were outstanding as of April 30, 1996. Such warrants generally vest ratably over a twenty four month period and are exercisable over a five year period. During fiscal 1995, 824,500 unregistered warrants were converted to Non-Qualified Warrants with the same exercise price per share and 120,000 Non-Qualified Warrants were issued to certain consultants, officers and employees at the market price. During fiscal 1996, 61,000 Non-Qualified Warrants were issued to a Company officer at $12.625 per share, the market price at the date of the grant. In May 1996, certain officers (including new officers) and employees were granted a total of 234,000 warrants at an average market price of $12.46 per share, which approximated the fair market value at the date of grant.

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

     Of the 435,000 unregistered warrants outstanding as of April 30, 1996, 325,000 were issued to officers, employees and consultants during fiscal 1995 at $9.00 per share (above the market price). During fiscal 1996, 30,000 unregistered warrants were exercised and 110,000 unregistered warrants were issued to consultants. In May 1996, 125,000 unregistered warrants were granted to new officers of the Company at the current market price of $12.50 per share. Unregistered warrants are exercisable over a five year period and vest at varying rates ranging from immediately to three years.

     Information with respect to the above plans is as follows:

                                                     1990            1990
                                                  INCENTIVE      NON-QUALIFIED                        1994
                                                 STOCK OPTION    STOCK OPTION     UNREGISTERED    NON-QUALIFIED
                                                     PLAN            PLAN           WARRANTS      WARRANT PLAN
                                                 ------------    -------------    ------------    -------------
Outstanding at April 30, 1993................       310,045         235,000               --              --
Exchanged ($5.91 to $6.35)...................      (217,000)        (72,500)         289,500
Granted ($5.00 to $5.50 options; $5.00 to
  $7.50 warrants)............................        92,000          67,000          565,000
Canceled.....................................        (4,500)        (52,500)              --              --
                                                   --------         -------         --------        --------
Outstanding at April 30, 1994................       180,545         177,000          854,500              --
Exercised ($5.00 to $5.75)...................        (1,600)        (10,000)
Exchanged ($5.00 to $7.50)...................                                       (824,500)        824,500
Granted ($5.38 to $7.75 options; $5.31 to
  $9.00 warrants)............................       109,000          25,000          325,000         120,000
Canceled.....................................        (1,250)             --               --              --
                                                   --------         -------         --------        --------
Outstanding at April 30, 1995................       286,695         192,000          355,000         944,500
Exercised ($3.00 to $7.75)...................       (59,210)        (41,000)         (30,000)       (104,250)
Granted ($12.50 to $16.625 options; $5.25 to
  $12.625 warrants)..........................        59,000                          110,000          61,000
Canceled.....................................        (3,000)             --               --              --
                                                   --------         -------         --------        --------
Outstanding at April 30, 1996................       283,485         151,000          435,000         901,250
                                                   ========         =======         ========        ========
Average price per share at
  April 30,
     1994....................................      $   4.41         $  5.38         $   5.79        $     --
     1995....................................      $   5.62         $  5.67         $   8.66        $   5.89
     1996....................................      $   7.42         $  5.78         $   8.11        $   6.40
  Exercisable at April 30,
     1994....................................       100,545         145,750          363,151              --
     1995....................................       165,570         159,500           57,083         737,347
     1996....................................       170,235         151,000          239,583         827,041

     The Company also has the following warrants outstanding as of April 30, 1996:

          24,000 Class C and 15,150 Class D-Exercisable for one share of common stock, at a price of $5.00 per share, expire December 24, 1997

          24,500 Class E-Exercisable for one share of common stock, at a price of $5.00 per share, expire January 6, 1998

          46,888 Underwriter warrants-Exercisable for one share of common stock, at a price of $7.25 per share, expire November 9, 1998

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which addresses accounting for stock option, purchase and award plans. SFAS 123 specifies that companies utilize either the "fair value based method" or the "intrinsic value based method" for valuing stock options granted. The Company will

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES adopt SFAS 123 as required in fiscal 1997, and expects to utilize the "intrinsic value based method" for valuing stock options granted. The Company anticipates that, when adopted, SFAS 123 will not have a material effect on its financial position or results of operations.

13. BUSINESS SEGMENT INFORMATION

     After allocating certain corporate expenses and determining the primary geographic area for mobile equipment, business segment information for the years ended April 30, 1994, 1995 and 1996 is as follows:

                                                LASERVISION CENTERS DIVISION
                                           ---------------------------------------
                                                                  FOREIGN
                                                         -------------------------   MARKETVISION
                                            DOMESTIC       CANADA        EUROPE        DIVISION        TOTAL
                                           -----------   -----------   -----------   ------------   -----------
YEAR ENDED APRIL 30, 1996
Revenues.................................  $   286,000   $   943,000   $ 1,255,000   $  1,434,000   $ 3,918,000
                                           -----------   -----------   -----------   ------------   -----------
Income (loss) from operations............  $(3,695,000)  $(1,350,000)  $(4,312,000)  $    141,000   $(9,216,000)
                                           -----------   -----------   -----------   ------------   -----------
Minority interest in net loss of
  subsidiary.............................                                                               192,000
Interest/other income....................                                                               437,000
Interest expense.........................                                                              (216,000)
                                                                                                    -----------
  Net loss...............................                                                           $(8,803,000)
Identifiable assets......................  $23,667,000   $   561,000   $ 4,027,000   $    658,000   $28,913,000
                                           -----------   -----------   -----------   ------------   -----------
Capital expenditures.....................  $ 7,213,000   $   426,000   $   981,000   $      7,000   $ 8,604,000
                                           -----------   -----------   -----------   ------------   -----------
Depreciation and amortization............  $   285,000   $   467,000   $ 1,430,000   $     20,000   $ 2,203,000
                                           -----------   -----------   -----------   ------------   -----------
YEAR ENDED APRIL 30, 1995
Revenues.................................  $    12,000   $   921,000   $ 1,545,000   $    833,000   $ 3,311,000
                                           -----------   -----------   -----------   ------------   -----------
Income (loss) from operations............  $(1,707,000)  $  (409,000)  $(1,126,000)  $     34,000   $(3,208,000)
                                           -----------   -----------   -----------   ------------   -----------
Minority interest in net loss of
  subsidiary.............................                                                               116,000
Interest/other income....................                                                                37,000
Interest expense.........................                                                              (242,000)
                                                                                                    -----------
  Net loss...............................                                                           $(3,297,000)
                                                                                                    -----------
Identifiable assets......................  $ 2,613,000   $ 1,741,000   $ 6,767,000   $    197,000   $11,318,000
                                           -----------   -----------   -----------   ------------   -----------
Capital expenditures.....................  $   371,000   $   508,000   $ 1,627,000   $         --   $ 2,506,000
                                           -----------   -----------   -----------   ------------   -----------
Depreciation and amortization............  $   236,000   $   388,000   $ 1,248,000   $         --   $ 1,872,000
                                           -----------   -----------   -----------   ------------   -----------
YEAR ENDED APRIL 30, 1994
Revenues.................................  $    20,000   $   808,000   $   689,000   $    589,000   $ 2,106,000
                                           -----------   -----------   -----------   ------------   -----------
Loss from operations.....................  $  (850,000)  $  (610,000)  $  (410,000)  $    (30,000)  $(1,900,000)
                                           -----------   -----------   -----------   ------------   -----------
Interest/other income....................                                                                21,000
Interest expense.........................                                                              (156,000)
Loss on advance..........................                                                              (175,000)
                                                                                                    -----------
  Net loss...............................                                                           $(2,210,000)
                                                                                                    -----------
Identifiable assets......................  $ 1,446,000   $ 1,497,000   $ 6,025,000   $    167,000   $ 9,135,000
                                           -----------   -----------   -----------   ------------   -----------
Capital expenditures.....................  $    27,000   $   142,000   $ 5,914,000   $         --   $ 6,083,000
                                           -----------   -----------   -----------   ------------   -----------
Depreciation and amortization............  $   224,000   $   466,000   $   527,000   $      2,000   $ 1,219,000
                                           -----------   -----------   -----------   ------------   -----------

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEET

                                                              OCTOBER 31,    APRIL 30,
                                                                 1996          1996
                                                              -----------   -----------
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 6,127,000   $12,672,000
  Restricted cash...........................................      276,000
  Receivables, net of allowances of $394,000 and $286,000,
     respectively...........................................    1,068,000       805,000
  Prepaid expenses and other current assets.................      646,000       483,000
  Assets held for sale (Note 4).............................                  1,200,000
                                                              -----------   -----------
       Total Current Assets.................................    8,117,000    15,160,000
Equipment
  Laser equipment...........................................   16,048,000     9,474,000
  Medical Equipment.........................................      569,000       352,000
  Mobile equipment..........................................    1,311,000       892,000
  Furniture and fixtures....................................    1,263,000     1,019,000
  -Accumulated depreciation.................................   (3,005,000)   (1,323,000)
                                                              -----------   -----------
                                                               16,186,000    10,414,000
  Equipment deposits........................................      272,000     1,765,000
                                                              -----------   -----------
       Total Equipment, Net.................................   16,458,000    12,179,000
Other Assets
  Restricted cash...........................................    1,374,000
  Goodwill, net of amortization.............................    1,339,000     1,108,000
  VCI deposits..............................................      229,000       256,000
  Tradename and service mark costs, net.....................      146,000       152,000
  Rent deposits and other, net..............................       49,000        58,000
                                                              -----------   -----------
       Total Other Assets...................................    3,137,000     1,574,000
                                                              -----------   -----------
Total Assets................................................  $27,712,000   $28,913,000
                                                              ===========   ===========
CURRENT LIABILITIES
  Current portion of notes payable..........................  $   565,000   $ 1,858,000
  Current portion of capitalized lease obligations..........      569,000       467,000
  Accounts payable..........................................    1,855,000       870,000
  Accrued liabilities.......................................    1,076,000     1,963,000
                                                              -----------   -----------
       Total Current Liabilities............................    4,065,000     5,158,000
Non-Current Liabilities
  Notes payable.............................................    3,663,000
  Capitalized lease obligations.............................    1,634,000     1,375,000
  Deferred revenue..........................................      226,000       275,000
  Minority interests........................................                    113,000
  Other liabilities.........................................      300,000
                                                              -----------   -----------
       Total Non-Current Liabilities........................    5,823,000     1,763,000
Commitments and Contingencies
Convertible Preferred Stock with Mandatory Redemption
  Provision in 2005, 0 and 141,000 shares outstanding,
  respectively..............................................                 14,539,000
Stockholders' Equity
  Common stock, par value of $.01 per share, 50,000,000
     shares authorized; 8,805,383 and 6,415,993 shares
     issued and outstanding, respectively...................       88,000        64,000
  Paid-in capital...........................................   38,606,000    23,831,000
  Accumulated deficit.......................................  (20,870,000)  (16,442,000)
                                                              -----------   -----------
       Total Stockholders' Equity...........................   17,824,000     7,453,000
                                                              -----------   -----------
       Total Liabilities and Stockholders' Equity...........  $27,712,000   $28,913,000
                                                              ===========   ===========

             See notes to interim consolidated financial statements

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                                               THREE MONTH PERIOD           SIX MONTH PERIOD
                                                ENDED OCTOBER 31,           ENDED OCTOBER 31,
                                            -------------------------   -------------------------
                                               1996          1995          1996          1995
                                            -----------   -----------   -----------   -----------
Revenues..................................  $ 1,928,000   $   960,000   $ 3,430,000   $ 1,732,000
Cost of revenues, depreciation............      944,000       405,000     1,559,000       851,000
Cost of revenues, other...................      886,000       701,000     1,663,000     1,263,000
                                            -----------   -----------   -----------   -----------
     Gross profit (loss)..................       98,000      (146,000)      208,000      (382,000)
                                            -----------   -----------   -----------   -----------
Operating Expenses:
  General and administrative..............      785,000       403,000     1,892,000       697,000
  Salaries and related expenses...........      815,000       596,000     1,622,000       936,000
  Depreciation and amortization...........      109,000        78,000       208,000       126,000
  Selling and marketing expenses..........      520,000       267,000       991,000       453,000
                                            -----------   -----------   -----------   -----------
                                              2,229,000     1,344,000     4,713,000     2,212,000
                                            -----------   -----------   -----------   -----------
     Loss from operations.................   (2,131,000)   (1,490,000)   (4,505,000)   (2,594,000)
Other income (expenses)
  Interest and other income...............       57,000        37,000       163,000        76,000
  Interest expense........................     (117,000)      (27,000)     (189,000)      (33,000)
  Imputed interest expense................                    (26,000)                    (60,000)
  Minority interest in net loss of
     subsidiary...........................       55,000        50,000       103,000        84,000
                                            -----------   -----------   -----------   -----------
     Net loss.............................  $(2,136,000)  $(1,456,000)  $(4,428,000)  $(2,527,000)
                                            ===========   ===========   ===========   ===========
     Net loss per share...................       $(0.25)       $(0.30)       $(0.57)       $(0.54)
                                            ===========   ===========   ===========   ===========
Weighted average number of common shares
  outstanding.............................    8,537,000     4,820,000     8,035,000     4,696,000
                                            ===========   ===========   ===========   ===========

             See notes to interim consolidated financial statements

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

      CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                       COMMON STOCK
                                      $.01 PAR VALUE                                       TOTAL
                                    -------------------     PAID-IN     ACCUMULATED    STOCKHOLDERS'
                                     SHARES     AMOUNT      CAPITAL       DEFICIT         EQUITY
                                    ---------   -------   -----------   ------------   -------------
Balance -- April 30, 1996.........  6,415,993   $64,000   $23,831,000   $(16,442,000)   $ 7,453,000
Issuance of restricted shares of
  common stock....................     20,609        --       160,000             --        160,000
Exercise of incentive and
  non-qualified options...........     18,790        --       100,000             --        100,000
Dividends accrued on convertible
  preferred stock.................         --        --      (126,000)            --       (126,000)
Conversion of preferred stock.....  2,349,991    24,000    14,641,000             --     14,665,000
Net loss for the six month period
  ended October 31, 1996..........                                        (4,428,000)    (4,428,000)
                                    ---------   -------   -----------   ------------    -----------
Balance -- October 31, 1996.......  8,805,383   $88,000   $38,606,000   $(20,870,000)   $17,824,000
                                    =========   =======   ===========   ============    ===========

             See notes to interim consolidated financial statements

                   LASER VISION CENTERS INC. AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOW

                                                               SIX MONTH PERIOD ENDED
                                                                     OCTOBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
Cash Flows from Operating Activities
  Net loss..................................................  $(4,428,000)  $(2,527,000)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................    1,767,000       977,000
     Imputed interest.......................................                     60,000
     Provision for uncollectible accounts...................      108,000        22,000
     Receivables increase...................................     (371,000)      (33,000)
     Prepaid expenses and other current asset increase......     (163,000)     (105,000)
     Minority interests decrease............................     (103,000)      (85,000)
     Tradenames/other asset decrease........................       32,000
     Accounts payable and accrued liabilities increase......      198,000       261,000
     Deferred revenue decrease..............................      (49,000)
                                                              -----------   -----------
            Net cash used in operating activities...........   (3,009,000)   (1,430,000)
Cash Flows from Investing Activities
  Acquisition of equipment..................................   (3,844,000)   (1,271,000)
  Acquisition of goodwill...................................     (206,000)      (17,000)
  Acquisition of minority interest..........................      (10,000)
                                                              -----------   -----------
            Net cash used in investing activities...........   (4,060,000)   (1,288,000)
Cash Flows from Financing Activities
  Proceeds from private offering, preferred.................                 14,100,000
  Private placement offering costs, preferred...............                 (1,008,000)
  Proceeds from exercise of stock options...................       60,000       242,000
  Principal payments under capitalized lease obligations and
     notes payable..........................................   (2,109,000)   (2,007,000)
  Proceeds from loan financing..............................    2,573,000
  Proceeds from private offerings, common...................                  1,219,000
  Private placement offering costs, common..................                    (64,000)
  Proceeds from exercise of other warrants..................                    342,000
  Net proceeds from exercise of Class B and F warrants......                  1,712,000
                                                              -----------   -----------
Net cash provided by financing activities...................      524,000    14,536,000
                                                              -----------   -----------
            Net increase (decrease) in cash and cash
                equivalents.................................   (6,545,000)   11,818,000
Cash and cash equivalents at beginning of period............   12,672,000     2,126,000
                                                              -----------   -----------
Cash and cash equivalents at end of period..................  $ 6,127,000   $13,944,000
                                                              ===========   ===========
Non-cash investing and financing:
  Conversion of preferred stock and accrual of preferred
     dividends..............................................   14,539,000
  Equipment deposits and assets held for sale exchanged for
     equipment..............................................    2,693,000
  Restricted cash acquired through financing................    1,650,000
  Capital lease obligations related to laser purchases......      617,000     1,024,000
  Increase in other liabilities for laser purchase..........      300,000       675,000
  Goodwill acquired for restricted common stock.............      130,000       647,000
  Common stock issued to reduce liabilities.................       70,000
  Med-Source purchase accounting adjustment to goodwill and
     accruals...............................................       30,000
  Deposits related to deferred revenue......................                    250,000
  Accrued offering costs, private placement.................                    200,000

             See notes to interim consolidated financial statements

                  LASER VISION CENTERS, INC. AND SUBSIDIARIES

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                OCTOBER 31, 1996
                                  (UNAUDITED)

ITEM 1.

     1. The information contained in the interim consolidated financial statements and footnotes is condensed from that which would appear in the annual consolidated financial statements. Accordingly, the interim consolidated financial statements included herein should be read in conjunction with the consolidated financial statements and related notes thereto contained in the April 30, 1996 Annual Report on Form 10-KSB filed by LaserVision Centers, Inc. (the "Company") with the Securities and Exchange Commission. The unaudited interim consolidated financial statements as of October 31, 1996 and October 31, 1995, and for the quarterly and six month periods then ended, include all normal recurring adjustments which management considers necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results which may be expected for the entire fiscal year. The interim consolidated financial statements include the accounts and transactions of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated. The October 31, 1996 six month consolidated statements of operations include certain reclassifications to conform with classifications for the three month period ended October 31, 1996.

     Cash and cash equivalents include short-term (90 day or less) commercial paper and obligations of the U.S. government and its agencies.

     The net loss per share was computed using the weighted average number of common shares outstanding during each period. Common stock equivalents were excluded due to their anti-dilutive effect. The loss per common share for the six months ended October 31, 1996 and for the quarter ended October 31, 1996, reflects $126,000 and $21,000, respectively, of accrued dividends on Convertible Preferred Stock with Mandatory Redemption in 2005.

     2. In October 1995, the Company received gross proceeds of $14,100,000 from the sale of 141,000 shares of restricted convertible preferred stock with a mandatory redemption provision after ten years. During the six months ended October 31, 1996, all of the shares of restricted convertible preferred stock were converted to 2,349,991 shares of restricted common stock in accordance with the terms of the purchase agreement.

     3. On October 15, 1996, the Company purchased the entire minority interest in the Arnott Laser Vision Centre located in London England. The purchase price of approximately $330,000, including $130,000 of restricted stock (17,000 shares), resulted in the extinguishment of the remaining minority interest of $3,000 and the remainder was allocated to goodwill.

     4. During the six months ended October 31, 1996, ten lasers held for sale as of April 30, 1996 were sold for their net book value of $1,200,000 and four new lasers were purchased for use in Europe.

     5. Eight lasers were purchased for use in the United States during the six months ended October 31, 1996. Equipment deposits were utilized for a portion of the laser purchases. In addition, during the quarter ended October 31, 1996 financing was obtained for eight lasers originally purchased with cash. The four and one-half year loan restricts $1,650,000 of the cash proceeds until certain payment and financial performance criteria are met. The portion of restricted cash which will become unrestricted within a year is classified as a current asset.

     6. During the quarter ended July 31, 1996, the Company canceled a proposed public offering and charged $260,000 of accumulated costs related to the offering to general and administrative expenses.

================================================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SHARES OF COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS



                                                          PAGE

Prospectus Summary.....................................    3
Risk Factors...........................................    6
Use of Proceeds........................................   11
Description of Securities to be
  Registered...........................................   12
Price Range of Common Stock and
  Dividend Policy......................................   13
Selling Shareholders...................................   14
Plan of Distribution...................................   15
Selected Consolidated Financial
  Data.................................................   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations........................................   18
Business...............................................   26
Description of Property................................   35
Legal Proceedings......................................   35
Management.............................................   36
Experts................................................   43
Available Information..................................   43
Index to Consolidated Financial Statements.............   44



                                2,717,209 SHARES



                                  LASER VISION
                                 CENTERS, INC.



                                  COMMON STOCK

                             ----------------------
                              P R O S P E C T U S
                             ----------------------


                                 MARCH 7, 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the costs and expenses payable by the Company in connection with the sale of common stock being registered hereunder:

Registration fees...........................................  $ 4,837
Printing cost...............................................  $15,000
Transfer agent fees.........................................  $ 1,000
Legal fees and expenses.....................................  $15,000
Accounting fees and expenses................................  $10,000
Miscellaneous...............................................  $ 1,000
                                                              -------
          Total.............................................  $46,837
                                                              =======

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 6 of the Company's Certificate of Incorporation provides for indemnification of the officers and directors of the Company to the fullest extent permitted by the laws of the State of Delaware.

     Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgment, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or in connection with any administrative or investigative proceedings if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the company and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonably cause to believe their conduct was unlawful. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officer.

     The Registrant maintains a policy of insurance under which the directors and officers of the Registrant are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

RECENT SALES OF UNREGISTERED SECURITIES

     1. See "Selling Stockholders."

     2. Beginning in May, 1995 the Company issued 293,500 shares of unregistered common stock in private placements of shares to four separate entities. The total proceeds from these private placement were approximately $2,100,000.

     3. On August 10, 1995, the Company entered into a stock exchange and merger agreement with Vision Correction, Inc. ("VCI"), a Minnesota corporation in which 76,151 shares of unregistered common stock were issued to VCI.

     4. On October 11, 1995, the Company issued 141,000 shares of unregistered convertible preferred stock in a private placement. The total proceeds from this private placement were $14,100,000. These shares have been converted into common shares.

     The foregoing transactions were exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, by reason of the provisions of Section 4(2) thereof, covering transactions not involving any public offering. The shares of Common Stock were sold to "Accredited Investors," as defined in Regulation D promulgated under the Securities Act of 1933, as amended.


    EXHIBITS
    --------
         23.1  Consent of Price Waterhouse LLP to include their report on the consolidated financial statements for the years ended
               April 30, 1994, 1995 and 1996.



UNDERTAKINGS


     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a Post-Effective Amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining liability under the Securities Act, each Post-Effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a Post-Effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (6) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, Missouri on the 12th day of February, 1997.

                                          LASER VISION CENTERS, INC.

                                          By: /s/ JOHN J. KLOBNAK
                                            ------------------------------------
                                            John J. Klobnak
                                            Chief Executive Officer and
                                            Chairman of the Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                 /s/ JOHN J. KLOBNAK                     Chief Executive Officer and    February 12, 1997
-----------------------------------------------------      Chairman of the Board of
                   John J. Klobnak                         Directors

                 /s/ ALAN F. GILLAM                      President and Director         February 12, 1997
-----------------------------------------------------
                   Alan F. Gillam

              /s/ B. CHARLES BONO, III                   Executive Vice President,      February 12, 1997
-----------------------------------------------------      Principal Accounting
                B. Charles Bono, III                       Officer, Chief Financial
                                                           Officer and Treasurer

                  /s/ ROBERT W. MAY                      Vice-Chairman of the Board,    February 12, 1997
-----------------------------------------------------      General Counsel and
                    Robert W. May                          Secretary

           /s/ RICHARD L. LINDSTROM, M.D.*               Director                       February 12, 1997
-----------------------------------------------------
             Richard L. Lindstrom, M.D.

                /s/ DR. HENRY SIMON*                     Director                       February 12, 1997
-----------------------------------------------------
                   Dr. Henry Simon

                /s/ JAMES M. GARVEY*                     Director                       February 12, 1997
-----------------------------------------------------
                   James M. Garvey

                /s/ STEVEN C. STRAUS*                    Director                       February 12, 1997
-----------------------------------------------------
                  Steven C. Straus

                *By JOHN J. KLOBNAK,
----------------------------------------------------
                  Attorney In Fact


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